Exhibit 10.2

SECURITIES PURCHASE AGREEMENT

for

CALUMET OIL COMPANY

J.M. GRAVES L.L.C.

and

JMG OIL & GAS, LP

Dated as of September 16, 2006

Page i of iv

	b.	Power	19
	c.	Capitalization	19
	d.	Financial Statements	19
	e.	Events Subsequent to Most Recent Period End	20
	f.	Legal Compliance	20
	g.	Tax Matters	20
	h.	Material Agreements	21
	i.	Litigation	22
	j.	Liability for Brokers’ Fees	22
	k.	Insurance	22
	l.	Labor Matters and Employee Benefit Plans	23
	m.	Hedging Transactions	24
	n.	Imbalances	25
	o.	Prepaid Obligations	25
	p.	Preferential Rights; Restrictions on Transfer	25
	q.	Calls on Production	25
	r.	Reserve Report	25
	s.	Operation of Wells	26
	t.	Proceeds of Production	26
	u.	Title to the Partnership Entities’ Operating Interests	26
	v.	No Undisclosed Liabilities	27
	w.	Environmental Matters	27
	x.	Partnership Real Property; Operating Equipment	28
7.	Purchaser’s Representations		29
	a.	Organization and Standing	29
	b.	Power	29
	c.	Authorization and Enforceability	29
	d.	Acquisition Not for Distribution Purposes	29
	e.	Restriction on Transfers	29
	f.	Liability for Brokers’ Fees	30
8.	Covenants		30
	a.	Independent Evaluation; Access	30
	b.	Payment of Outstanding Indebtedness	30
	c.	HSR Clearance	31
9.	Operation of Business		31
10.	Other Covenants		33
	a.	Further Assurances	33
	b.	Employment Matters; Non-Solicitation	34
	c.	Office Lease	35
	d.	Company Tax Status	35
	e.	Section 338(h)(10) Election; Tax Adjustment	36
	f.	Section 754 Election	37
	g.	Closing Tax Certificate	37
	h.	Cooperation on Tax Matters	37
	i.	Acquisition of Related Operating Interests	37

Page ii of iv

	j.	Special Warranty of Title by Sellers	38
11.	Conditions to Proceed with Closing		38
	a.	Conditions to the Parties’ Obligation to Proceed with Closing	38
	b.	Conditions to the Purchaser’s Obligation to Proceed with Closing	38
	c.	Conditions to the Sellers’ Obligation to Proceed with Closing	41
12.	Actions to be Taken At Closing		41
	a.	Sellers’ Actions at Closing	41
	b.	Purchaser’s Actions at Closing	42
13.	Expiration of Representations, Warranties and Covenants		42
14.	Indemnification		42
	a.	Indemnification by Sellers	42
	b.	Exclusive Remedy for Breaches of Representations, Warranties and Covenants	43
	c.	Indemnification by Purchaser	43
	d.	No Waiver of Fraud	43
15.	Termination of Agreement		43
16.	General Provisions		44
	a.	Entire Agreement	44
	b.	Binding Effect	45
	c.	Notices	45
	d.	Severability	45
	e.	Governing Law; Waiver of Jury Trial	45
	f.	Arbitration of Net Defect Amount Disputes	46
	g.	Counterparts; Facsimile Signatures	47
	h.	Notice of Developments	47
	i.	Exclusivity	47
	j.	Other Post-Closing Covenants	47
	k.	Press Releases and Public Announcements	47
	l.	No Third Party Beneficiaries	48
	m.	Expenses	48
	n.	Limitation of Damages; Enforcement of Agreement	48
	o.	Disclosure Generally	48
17.	Definitions.		48

Schedules

Seller Disclosure Schedules

Exhibits
Exhibit A-1 –	Shareholders
Exhibit A-2 –	Partners
Exhibit A-3 –	Members
Exhibit B-1 –	Shares
Exhibit B-2 –	Partnership Interests
Exhibit B-3 –	Membership Interests

Page iii of iv

Exhibit C	–	Purchase Price Allocation
Exhibit D	–	Allocated Value, Net Revenue Interests and Working Interests
Exhibit E-1	–	Form of Title Escrow Agreement
Exhibit E-2	–	Form of Environmental Escrow Agreement
Exhibit F	–	Form of Legal Opinions
Exhibit G	–	Spousal Consent
Exhibit H	–	Form of Assignment of Partnership Interests
Exhibit I	–	Form of Assignment of Membership Interests

Page iv of iv

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (the “Agreement”) is made and entered into this 16th day of September, 2006, among the parties identified on Exhibit A-1 (collectively, the “Shareholders” and individually a “Shareholder”), the parties identified on Exhibit A-2 (collectively, the “Partners” and individually a “Partner”), the parties identified on Exhibit A-3 (collectively, the “Members” and individually a “Member”) (the Shareholders, the Partners and the Members in their respective capacities sometimes being collectively referred to herein as the “Sellers” and individually as a “Seller”), Calumet Oil Company, an Oklahoma corporation (the “Company”), JMG Oil & Gas, LP, an Oklahoma limited partnership (the “Partnership”), J.M. Graves L.L.C. (the “General Partner”, and together with the Partnership, the “Partnership Entities”) (the Company, the Partnership and the General Partner being sometimes referred to collectively as the “Entities”), and Chaparral Energy, Inc., a Delaware corporation (the “Purchaser”). The Sellers, the Company, the Partnership, the General Partner and the Purchaser are each sometimes referred to herein as a “Party” and are sometimes collectively referred to herein as the “Parties.”

RECITALS

A. WHEREAS, the Shareholders own all of the capital stock, warrants, options and any other rights to acquire the capital stock of the Company outstanding on the date set forth above (collectively, the “Shares”), such Shares being owned by the Shareholders in the respective amounts set forth next to the Shareholders’ names on Exhibit B-1;

B. WHEREAS, the Partners own all of the partnership interests, warrants, options and any other rights to acquire partnership interests in the Partnership other than the general partner interest owned by the General Partner (collectively, the “Partnership Interests”), such Partnership Interests being owned by the Partners and the general partner interest owned by the General Partner in the respective amounts set forth next to the Partners’ names on Exhibit B-2; and

C. WHEREAS, the Members own all of the membership interests, warrants, options and any other rights to acquire membership interests in the General Partner (collectively, the “Membership Interests”), such Membership Interests being owned by the Members in the respective amounts set forth next to the Partners’ names on Exhibit B-3

D. WHEREAS, the Purchaser desires to purchase all, and not less than all, of the Shares, the Partnership Interests and the Membership Interests (collectively, the “Interests”), and the Sellers desire to sell the Interests for the Aggregate Purchase Price, subject to and in accordance with the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Agreement of Sale and Purchase of Interests. Subject to the terms and conditions contained in this Agreement, the Sellers shall sell to the Purchaser, and the Purchaser shall purchase from the Sellers, the Interests.

2. Purchase Price; Closing.

a. Purchase Price. Subject to the terms and conditions contained in this Agreement, on the Closing Date, the Purchaser shall pay to the Sellers, in the aggregate, an amount equal to $510,000,000.00 (the “Aggregate Purchase Price”), subject to adjustment as provided in Section 2(b), Section 10(e), and Section 3 in consideration for the Interests. The Aggregate Purchase Price as adjusted pursuant to Section 2(b), Section 10(e) and Section 3 is herein referred to as the “Interest Purchase Price.” The parties hereto agree that the Interest Purchase Price shall be allocated as set forth on Exhibit C.

b. Post-Closing Purchase Price Adjustment. If Working Capital as of the Closing Date exceeds $6,000,000 plus net income from September 1, 2006 until the Closing Date, then cash equal to the excess will be paid by the Purchaser to the Sellers pro rata in accordance with the allocations to Sellers of the Aggregate Purchase Price. If Working Capital is equal to or less than $6,000,00 plus net income from September 1, 2006 until the Closing Date, then a payment from the Sellers to the Purchaser will be made in an amount equal to the deficit. The cash held by the Entities on the Closing Date will be at least $3,500,000 plus $1,800,000 of cash in the North Burbank Unit escrow account listed on Schedule 2(b) of the Seller Disclosure Schedules. “Working Capital” will be computed for the Entities on a consolidated basis as (A) cash, cash equivalents, accounts receivable and other short-term assets less (B)(i) accounts payable and other short-term liabilities plus (ii) all indebtedness for borrowed money, including interest and premium, if any, thereon payable as of the Closing Date in connection with the repayment of such indebtedness in accordance with Section 8(b), with such GAAP items computed in accordance with GAAP consistently applied. Net income for purposes of this Section shall be calculated before giving effect to permitted bonus payments set forth in Schedule 9(f) of the Sellers Disclosure Schedule. Purchaser shall use its commercially reasonable efforts to compute the calculations of Working Capital as of the Closing Date and net income from September 1, 2006 until the Closing Date within 120 days after the Closing Date.

c. Closing. The closing of this transaction shall be held at 9:00 a.m. on Monday, October 31, 2006, or, if the conditions set forth in Section 11 have not been satisfied by that date, two Business Days after the date on which the last of the conditions set forth in Section 11 shall have been satisfied or waived, in the offices of the Seller at 2455 East 51st, Suite 101, Tulsa, Oklahoma 74105, or at such other time, place or method to be mutually agreed upon by the Parties (hereinafter, the “Closing” or “Closing Date”).

d. Withholding Rights. The Purchaser (in consummating the transactions contemplated by this Agreement) and the Entities (from and after the Closing Date) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as the Purchaser or an Entity may be required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Purchaser or an Entity so withholds amounts, such amounts shall be remitted to the appropriate tax authority and treated for all purposes of this Agreement as having been paid to the Person in respect of whom the Purchaser or the Entity made such deduction or withholding.

3. Title Defects and Environmental Defects.

a. Title Defects.

I. As soon as reasonably practicable (and on an ongoing basis), but no later than 5:00 p.m. Central Time on Monday, October 23, 2006 (the “Objection Deadline”), the Purchaser may notify the Sellers in writing of Title Defects affecting assets of the Entities or their Subsidiaries. The Purchaser’s notice asserting Title Defects shall include a reasonably detailed description and explanation (including any available supporting documentation) of each Title Defect claimed, the assets affected, and the value that the Purchaser in good faith attributes to the Title Defect, which shall not exceed the Allocated Value of such property. The Purchaser and the Sellers shall meet periodically to attempt to agree on resolution with respect to Title Defects. The Sellers shall have the right, but not the obligation, to attempt, at their sole cost, to cure or remove any Title Defects. The Sellers’ election to attempt to cure a Title Defect shall not constitute a waiver of Sellers’ right to dispute the existence, nature or value of, or cost to cure, the Title Defect. In the event that any Title Defect(s) as to which the Purchaser has given the Sellers timely notice as provided in this Section 3(a) are not remedied or cured prior to Closing, then, subject to the other provisions of this Section 3, the Aggregate Purchase Price shall be reduced by the aggregate value of all such uncured Title Defects, determined as follows: (1) where the Sellers agree in writing with the value of the Title Defect as set forth in the Purchaser’s notice, that value shall be the value of the Title Defect; (2) if the Title Defect is a lien, encumbrance or other charge upon a property which is undisputed and liquidated in amount, then the value of the Title Defect shall be the lesser of (A) the Allocated Value of such property or (B) the amount necessary to be paid to the obligee to remove the Title Defect from the interest of the affected Entity or its Subsidiary in the affected property; (3) if the Allocated Value for a property is positive and the Title Defect represents a discrepancy between the Net Revenue Interest for such property and the Net Revenue Interest for that property stated on Exhibit D, then the value of such Title Defect shall be the product of the Allocated Value for such property multiplied by a fraction, the numerator of which is the decrease in Net Revenue Interest and the denominator of which is the Net Revenue Interest stated on Exhibit D (it being understood that if such reduction in Net Revenue Interest is not accompanied by a proportionate decrease in the Working Interest then such discrepency shall constitute a separate Title Defect); and (4) if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the affected property of a type not described in subsections (1), (2) or (3) above, the value of the Title Defect shall be determined by taking into account the Allocated Value for the property so affected, the portion of the property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the affected property, and such other factors as are appropriate to make a proper evaluation, in each case net to the interest, as represented on Exhibit D, of the affected Entity and its Subsidiaries in the affected property.

II. De Minimis Title Defects and Title Defect Threshold. Notwithstanding anything contained in this Agreement to the contrary, the Purchaser shall not be entitled to an Aggregate Purchase Price reduction for any individual Title Defect that has a value (determined in accordance with Section 3(a)) of less than $10,000 (a “De Minimis Defect”). In addition, notwithstanding anything contained in this Agreement to the contrary, the Purchaser shall not be entitled to an Aggregate Purchase Price reduction for Title Defects pursuant to Section 3(a) unless the aggregate value of all uncured Title Defects (“Aggregate Title Defect Amount”) exceeds $2,500,000 (the “Title Defect Threshold”).

III. Disagreements as to Defect Amount. If the Sellers and the Purchaser are unable to mutually agree upon the Aggregate Title Defect Amount at least two Business Days prior to the Closing Date, and if the Purchaser’s good faith estimate of the Aggregate Title Defect Amount exceeds the Title Defect Threshold, then at the Closing (1) the portion of the Aggregate Purchase Price payable at Closing shall be reduced by the Purchaser’s good faith estimate of the Aggregate Title Defect Amount and (2) the Purchaser shall deliver to the Escrow Agent pursuant to an escrow agreement substantially in the form of Exhibit E-1 attached hereto (the “Title Escrow Agreement”) the difference between the Purchaser’s good faith estimate and the Sellers’ good faith estimate of the reduction to the Aggregate Purchase Price attributable to Title Defects. The disputed Title Defects shall be resolved post-Closing by arbitration conducted pursuant to Section 15(f). All amounts escrowed pursuant to this Section 3(a)(III) shall be distributed by the Escrow Agent to the Sellers and/or the Purchaser, and the Aggregate Purchase Price shall be adjusted, in accordance with the arbitration decision reached in accordance with Section 15(f).

IV. Post-Closing Curative. Provided that the Aggregate Title Defect Amount exceeds the Title Defect Threshold, the Sellers shall have 90 days following the Closing Date to attempt to cure any Title Defect. Any disputes as to whether a Title Defect has been cured shall be submitted to arbitration conducted pursuant to Section 15(f). With respect to any Title Defect that the Sellers cure, in whole or in part, within such 90-day period following the Closing Date, the reduction in the Aggregate Purchase Price made at Closing with respect to such Title Defect shall be adjusted to reflect such curative, and the Sellers shall be entitled to periodic distributions from the Escrow Agent of amounts related to such cured Title Defects. In the event that the total amount owed to the Sellers as a result of post-closing curatives pursuant to this Section 3(a)(IV) exceeds the total amount deposited with the Escrow Agent pursuant to Section 3(a)(III), then the Purchaser shall pay the Sellers the amount of such excess, and the Purchaser shall cause the release of any amounts held in escrow to the Sellers, within five Business Days after the end of the 90-day post-closing cure period (or, if defect disputes are submitted to arbitration pursuant to Section 15(f), within five Business Days after the final decision of the arbitrators). If, at the end of the 90-day post-closing cure period, the aggregate value of all remaining Title Defects no longer exceeds the Title Defect Threshold, then the reduction of the Aggregate Purchase Price for Title Defects made at Closing will be reversed, and (after giving full effect to any distributions previously made to the Sellers from the escrow account established pursuant to Section 3(a)(III)) the Purchaser shall pay the full amount of the reduction in the Aggregate Purchase Price remaining in respect of such Title Defects to the Sellers.

b. Escrow for Environmental Defects. At Closing, $10,000,000 of the Aggregate Purchase Price shall be deposited by the Purchaser with JPMorgan Chase Bank, N.A. (“Escrow Agent”) pursuant to an escrow agreement substantially in the form of Exhibit E-2 attached hereto (the “Environmental Escrow Agreement”). Such amount, together with interest or other earnings thereon, is referred to herein as the “Escrow Amount.” For a period of one (1) year after Closing, the Purchaser may notify the Sellers in writing of any Environmental Claims or other non-compliance with Environmental Laws by either Entity, any Subsidiary of either Entity, or any Person whose liability for an Environmental Claim any Entity, or any Subsidiary of any Entity, has retained, assumed or indemnified either contractually or by operation of law, occurring prior to the Closing (an “Environmental Defect”). Each such notice asserting Environmental Defects shall include a report of an independent, third-party environmental consultant identifying and describing the Environmental Defect in reasonable detail, together with any other available supporting documentation, and the estimated amount necessary to remediate, remove, repair, clean, and settle damages and claims associated with the Environmental Defect (collectively, “Environmental Remediation Costs”). The Escrow Agent shall, from time to time upon request by the Purchaser and/or an Entity, distribute from the Escrow Amount to such Purchaser and/or Entity the Environmental Remediation Costs incurred by such Person with respect to timely asserted Environmental Defects. The Purchaser shall promptly notify the Sellers in writing of each such distribution by the Escrow Agent, which notification shall include the date, amount and specific purpose of such distribution. Within sixty (60) days after the first anniversary of the Closing Date, the Purchaser shall direct the Escrow Agent to disburse to Sellers the amount, if any, remaining in the escrow account after deduction of the remaining estimated Environmental Remediation Costs associated with timely asserted Environmental Defects. Thereafter, if any amount remains in the escrow account upon final resolution of the timely asserted Environmental Defects and payment of all of Purchaser’s and/or the Entities’ Environmental Remediation Costs, such remaining amount shall be distributed to the Sellers. Notwithstanding anything contained in this Agreement to the contrary, (1) the Purchaser shall not be entitled to an Aggregate Purchase Price reduction for Environmental Remediation Costs for any individual remediation site that are less than $10,000 (it being agreed that the existing environmental claims on the Fox Deese Unit and claims associated with the cleanup of the North Burbank Unit and South Burbank Unit each will be considered one remediation site for purposes of this threshold) and (2) following the Closing Date, distributions from the Escrow Amount shall be the exclusive remedy available to the Purchaser for Environmental Defects.

4. Seller’s Representations And Warranties. Except as set forth on the Seller Disclosure Schedules (each Section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein, provided that any disclosure set forth in the Seller Disclosure Schedules with respect to any particular Section shall be deemed to be disclosed in reference to all other applicable sections of this Agreement if the disclosure in respect of the particular Section is sufficient on its face without further inquiry reasonably to inform Purchaser of the information required to be disclosed in respect of the other sections to avoid a breach under the representation and warranty or covenant corresponding to the other sections) dated the date hereof and delivered to the Purchaser concurrently with the execution and delivery of this Agreement (the “Seller Disclosure Schedules”), each Seller hereby severally and not jointly represents and warrants to Purchaser, with respect to itself/himself/herself, as follows:

a. Organization and Standing. To the extent Seller is a corporation, partnership, limited liability company, trust or other entity formed under the laws of any state, Seller is duly organized, validly existing and in good standing under the laws of the state of its organization and in such other jurisdictions necessary for the consummation of this Agreement.

b. Power. Seller has all requisite power and authority to carry on its business as presently conducted and to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not, violate, or be in conflict with, any provision of its governing documents, to the extent applicable, or any provision of any agreement or instrument to which it is a party or by which it is bound, or to any judgment, decree, order, statute, rule or regulation applicable to it. No authorizations, consents or approvals of, or notices to or filings with, any third party or governmental authority are necessary for the consummation by Seller of the transactions contemplated hereby, except for such authorizations, consents or approvals as shall have been obtained or such notices or filings as shall have been accepted before the Closing Date.

c. Authorization and Enforceability. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite actions of the Seller. This Agreement constitutes the legal, valid and binding obligation of the Seller and is enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors generally, as well as to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

d. Title to Interests. Seller owns the Shares indicated on Exhibit B-1, the Partnership Interests indicated on Exhibit B-2 and/or the Membership Interests indicated in Exhibit B-3, and at Closing, will convey to Purchaser good and marketable title to the applicable Interests free and clear of any and all liens, mortgages, claims, encumbrances, pledges or security interests and all other defects of title, adverse claims or other matters whatsoever (other than those arising under federal and state securities laws).

e. Liability for Brokers’ Fees. Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which the Purchaser, the Company or the Partnership Entities shall have any responsibility.

5. Shareholders’ Representations and Warranties Concerning the Company. Except as set forth in the Seller Disclosure Schedules, each Shareholder hereby jointly and severally represents and warrants to the Purchaser that the statements contained in this Section 5 are true and correct as of the date of this Agreement.

a. Organization and Qualification. The Company is a corporation formed under the laws of the state of Oklahoma and is (1) duly organized, validly existing and in good standing under the laws of the State of Oklahoma and (2) duly qualified or admitted to do business and in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities make such qualification necessary. Except as disclosed in Schedule 5(a) of the Seller Disclosure Schedules, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity. The Sellers have previously delivered or made available to the Purchaser correct and complete copies of the certificate or articles of incorporation, bylaws or code of regulations (or other comparable constituent or organizational documents) of the Company, and each of which, as so delivered is in full force and effect.

b. Power. The Company and its Subsidiaries have all requisite power and authority to carry on their businesses as presently conducted and to enter into and perform their obligations under this Agreement. Except as set forth on Schedule 5(b) of the Seller Disclosure Schedules, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement will not: (1) violate or conflict with any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling or other restriction of any governmental authority or court to which the Company or its Subsidiaries are subject or any provision of the certificates of incorporation or bylaws of the Company or its Subsidiaries or any agreement among the stockholders of any such corporation; or (2) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, cancel or receive any payment under, require any notice of consent under, or result in the imposition of any lien, claim or encumbrance upon any of the assets of the Company or its Subsidiaries under, any agreement, contract, lease, license, instrument or other arrangement to which the Company or its Subsidiaries are a party, by which the Company or its Subsidiaries are bound or to which the assets of the Company or its Subsidiaries are subject. Except as set forth on Schedule 5(b) of the Seller Disclosure Schedules, none of the Company or its Subsidiaries is required to give any notice to, make any filing with, or obtain any authorization, consent or approval of, any third party or any governmental authority in order to execute and deliver this Agreement or consummate the transactions contemplated hereby.

c. Capitalization. The Company’s authorized capital stock consists of 30,020,000 shares of which (1) 20,000 shares are authorized as voting common stock, par value $1.00 per share (“Common Stock”), and (2) 30,000,000 shares are authorized as non-voting Class B common stock, par value $0.001 per share (“Non-Voting Common Stock”). As of the date hereof, there are 20,000 shares of Common Stock issued and outstanding and 20,000,000 shares of Non-Voting Common Stock issued and outstanding. All outstanding shares have been validly issued, are fully paid and non-assessable, were not issued in violation of the terms of any contract binding upon the Company and were issued in compliance with all governing documents of the Company. There are no outstanding subscriptions, options, warrants, conversion rights, convertible securities, preemptive rights, preferential rights (contractual or otherwise), “phantom” stock rights, or agreements, understandings or arrangements of any kind relating to equity securities (together, “Options”), obligating the Company or any of its Subsidiaries to issue or sell any capital stock of the Company or to grant, extend or enter into any Option with respect thereto. At Closing, the Purchaser will acquire all of the issued and outstanding shares of capital stock and Options of the Company.

d. Capitalization of Subsidiaries. Except as disclosed in Schedule 5(d) of the Seller Disclosure Schedules, all of the outstanding capital shares of each Subsidiary of the Company that is a corporation are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by the Company or a Subsidiary wholly owned, directly or indirectly, by the Company, free and clear of any liens, claims, mortgages, encumbrances, pledges, security interests, equities and charges of any kind (each a “Lien”). Except as disclosed in Schedule 5(d) of the Seller Disclosure Schedules, there are no (i) outstanding Options obligating the Company or any of its Subsidiaries to issue or sell any capital shares of any Subsidiary of the Company that is a corporation or to grant, extend or enter into any such Option or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than the Company or a Subsidiary wholly owned, directly or indirectly, by the Company with respect to the voting of or the right to participate in dividends or other earnings on any capital shares of any Subsidiary of the Company. Except as disclosed in Schedule 5(d) of the Seller Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of any Subsidiary of the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other person.

e. Financial Statements. Attached hereto as Schedule 5(e) are the following financial statements (collectively, the “Financial Statements”): (1) audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2003, and the related consolidated statements of income, shareholders’ equity, and cash flows of the Company and its Subsidiaries for the year ended December 31, 2003; (2) unaudited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, shareholders’ equity, and cash flows of the Company and its Subsidiaries for the two years ended December 31, 2005; and (2) an unaudited consolidated balance sheet of the Company as of June 30, 2006 (the “Most Recent Period End”) and related consolidated statement of income for the six months then ended. The Financial Statements at and for the six-month period ended June 30, 2006 are herein referred to as the “Most Recent Financial Statements.” The Financial Statements (other than the Most Recent Financial Statements) have been prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods covered thereby, and all of the Financial Statements (including the notes thereto) present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of such dates and the results of operations for such periods, and are consistent with the books and records of the operations for such periods, and are consistent with the books and records of the Company; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items. Schedule 5(e) sets forth a summary of any related party transactions and cash flow information since December 31, 2005 with respect to any transactions between the Company or its Subsidiaries, on one hand, and any affiliates of the Company or its Subsidiaries or affiliates of any of the shareholders of the Company, on the other hand.

f. Events Subsequent to Most Recent Period End. Except as set forth on Schedule 5(f), since the date of the Most Recent Financial Statements, there have not been any (1) distributions by the Company to the holders of its equity securities or (2) changes in the assets, condition, affairs (financial or otherwise) or business prospects of the Company and its Subsidiaries, taken as a whole, which have had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

g. Legal Compliance. Except as set forth on Schedule 5(g) of the Seller Disclosure Schedules, the Company and each of its Subsidiaries: (1) are in compliance with all applicable federal, state, local, tribal or foreign laws (including statues, rules, regulations, codes, plans, writs, injunctions, judgments, orders, decrees, rulings, and charges thereunder) (collectively, “Laws”); (2) have or have timely applied for all permits, licenses, certificates of authority, orders and approvals of, and have made all filings and applications with, federal, state, local, tribal and foreign regulatory bodies required to carry on their current operations in the ordinary course of business (collectively, “Permits”); (3) have not received any notice, charge, claim or action of any filed, commenced or, to its knowledge, threatened action alleging any violation of Laws; and (4) have not received any notice that any Permit required to carry on its current operations in the ordinary course of business will be terminated or modified or cannot be renewed in the ordinary course of business, and has no knowledge of any reasonable basis for any such termination, modification or non-renewal, and the execution, delivery and performance of this Agreement or any other transactions contemplated hereby do not and will not violate any such Permit or result in any termination, modification or non-renewal thereof.

h. Tax Matters.

I. The Company, each of its Subsidiaries and each affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries is or has been a member (a “Company Affiliated Group”), has filed timely with the appropriate taxing authorities all Tax Returns required to be filed by the Company, its Subsidiaries or any Company Affiliated Group. Each such Tax Return is true, correct and complete in all material respects. All Taxes of the Company and its Subsidiaries that are due and payable have been timely paid in full. There are no unpaid Taxes of the Company and its Subsidiaries as of the Most Recent Period End.

II. There is no action, suit, proceeding, investigation, audit, claim or assessment pending or threatened with respect to the Company or its Subsidiaries with respect to a liability for Taxes or with respect to any Tax Return. No deficiency for any Tax has been assessed with respect to the Company or its Subsidiaries which has not been paid in full. There are no liens for Taxes upon the assets or properties of the Company or its Subsidiaries other than liens for Taxes not yet due and payable and for which adequate reserves have been established in the Financial Statements.

III. Each of the Company and its Subsidiaries has withheld and timely paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party.

IV. There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of the Company or its Subsidiaries.

V. None of the Company or its Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement, and none of the Company or its Subsidiaries has any potential liabilities or obligations to any Person as a result of, or pursuant to, any such agreement, contract or arrangement. None of the Company or its Subsidiaries has any liability for Taxes of another Person by contract or otherwise.

VI. The Company (1) has at all times since its election in 1981 been a “small business corporation” within the meaning of Section 1361(b) of the Code (“S Corporation”) and any corresponding provision of applicable state and local income tax law, (2) has had in effect at all times its election in 1981 a valid election under Section 1362(a) of the Code and (3) will be treated as an S Corporation at all times from the date hereof through the Closing Date.

VII. Neither the Company nor any Subsidiary has been a member of an “affiliated group” (within the meaning of Section 1504 of the Code) filing a consolidated federal income Tax Return or a member of any other group of entities with which the Company or any Subsidiary filed or was required to file Tax Returns on a consolidated, combined, unitary or similar basis (other than by reason of being a disregarded entity for income Tax purposes).

VIII. The Company will have no liability for any Taxes under Section 1374 of the Code (or any similar provision of state or local law) in connection with the deemed sale of assets caused by the Section 338(h)(10) Election (as hereinafter defined) or otherwise.

i. Material Agreements. Schedule 5(i) lists all: (1) governing documents of the Company and its Subsidiaries (including, without limitation, certificates of incorporation, certificates of designation, bylaws, stockholder agreements, investor rights agreements and other similar instruments), (2) agreements and contracts (whether oral or written) with Persons who are or will be affiliates of the Company or affiliates of any stockholders of the Company immediately prior to Closing that will be binding on the Company or its Subsidiaries (or the assets of the Company or its Subsidiaries) after Closing, (3) agreements for the sale or purchase of Hydrocarbons produced from or attributable to the assets of the Company or its Subsidiaries, except for agreements that expire by their terms or may be terminated without penalty within 30 days after the Closing Date, (4) other than as listed on Schedule 5(n), any puts, calls or other rights of acquisition or disposition pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any assets (including equity interests of any Person) that have a market value purchase price of more than $50,000, or, with respect to calls on production, that obligate the Company or any of its Subsidiaries to sell Hydrocarbons at a price which is less than market value, (5) instruments that create any area of mutual interest, or that materially restrain, limit or impede the Company’s or any of its Subsidiaries’ ability to compete with or conduct any business or line of business, including geographic limitations on the Company’s or is Subsidiaries’ activities, (6) instruments that create or evidence an asset purchase or sale agreement that has not been consummated as of the date hereof, (7) contracts to which the Company or any Subsidiary is a party, the performance of which will involve consideration in excess of $100,000 per year, or (8) any other agreement not described in (1) through (7) above the existence or loss of which has had or would be reasonably likely to have a Material Adverse Effect on the Company (collectively, the “Company Material Agreements”). The Company has made or will make available to the Purchaser a copy of each Company Material Agreement and all minute books of the Company and its Subsidiaries, the copies of which are true, accurate and complete in all material respects. With respect to each Company Material Agreement, the Company is not in breach or default of the terms and conditions of such agreement.

j. Litigation. (1) There is no action, suit, proceeding, hearing, audit, citation, summons, supeona, inquiry or investigation of any nature, civil, criminal, or regulatory, in law or in equity, by or before any court or quasi-judicial or administrative agency of any jurisdiction or arbitrator (“Litigation”) pending, or, to the knowledge of the Company or its Subsidiaries, threatened, against, relating to or naming as a party thereto the Company or any of its Subsidiaries, any of their respective properties or assets or any of the Company’s officers or directors (in their capacities as such), (2) there is no agreement, order, judgment, decree, injunction or award of any governmental entity or arbitrator against and/or binding upon the Company, any of its Subsidiaries or any of the Company’s officers or directors (in their capacities as such), and (3) there is no Litigation that the Company or any of its Subsidiaries has pending against other parties, where such Litigation is intended to enforce or preserve material rights of the Company or any of its Subsidiaries.

k. Liability for Brokers’ Fees. Neither the Company nor its Subsidiaries have incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which the Purchaser or the Entities shall have any responsibility.

l. Insurance. Schedule 5(l) describes all contracts of insurance maintained by the Company, which are in full force and effect, and all premiums due and owing in connection with such policies have been paid. The Company has given notice or has otherwise presented every material claim known to the Company to be covered by insurance under its insurance policies or contracts in a timely fashion.

m. Labor Matters and Employee Benefit Plans. Except as shown on Schedule 5(m) of the Seller Disclosure Schedules:

I. Schedule 5(m)(I) lists all Benefit Plans of the Company. With respect to each such Benefit Plan, to the extent applicable, Seller has made or will make available to Purchaser true and accurate copies of (1) the most recent plan and related trust documents, insurance contracts or other funding arrangements, and any amendments or participation agreements relating thereto; (2) the most recent summary plan description and all related summaries of material modification; (3) the most recent Forms 5500 and all schedules thereto; (4) the most recent actuarial report, if any; (5) for any Benefit Plan intended to be qualified under Section 401(a) of the Code, the most recent favorable determination letter received from the IRS; and (6) descriptions of all claims filed and pending (other than for benefits in the normal course), lawsuits pending, grievances pending and similar actions pending with respect to each of the Company’s Benefit Plans. All Benefit Plans and their related trusts have been and are (i) maintained in accordance with each such plan’s and trust’s terms and (ii) operated in compliance with the requirements of all applicable federal and state statutes and regulations. Each Benefit Plan intended to be qualified under Section 401 of the Code is so qualified, has received a current favorable determination or opinion letter(s) from the IRS as to its qualified status, and no fact or event has occurred (or failed to occur) since the date of such letter(s) that could adversely affect the qualified status of any such Benefit Plan. Each of the Benefit Plans can be unilaterally terminated in accordance with its terms and without liability to the Company or any of its Subsidiaries other than for ordinary administration expenses, benefits accrued or, with respect to welfare benefit plans, claims incurred thereunder through the date of such termination, and the transactions contemplated by this Agreement will not result in the imposition of any restrictions, limitations or penalty on the right to amend or terminate any Benefit Plan.

II. Neither the Company nor any ERISA Affiliate has ever established, maintained, contributed to or had any liability or obligation to contribute to (1) any Pension Plan that is subject to Section 412 of the Code or Title IV of ERISA; (2) any “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA; (3) any “multiple-employer plan” within the meaning of Section 413 of the Code or Section 4063 or 4064 of ERISA; or (4) any Benefit Plan providing medical, health, or other welfare-type benefits for any former employee, director or individual independent contractor of the Company or any ERISA Affiliate other than in accordance with COBRA or any similar state or local laws.

III. Neither the Company nor any of its Subsidiaries is a party to, or has ever been a party to, any collective bargaining agreement.

IV. The execution and delivery of, and the performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Benefit Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee, director or individual independent contractor of the Company or its Subsidiaries.

V. The Company has made no agreement with any Person, including, but not limited to, any employee, director or Seller, regarding the tax treatment of the Interests, nor does the Company have any obligation to “gross-up” any payments to any Person, including, but not limited to, any employee, director or Seller for any income or excise tax or penalty that may be imposed on such Person.

VI. All contributions (including all employer contributions and employee contributions), premiums or other payments required to have been made under any of the Benefit Plans (including workers compensation) or by law to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension);

VII. None of the Benefit Plans are currently under audit by any regulatory authority with jurisdiction over such plans;

VIII. Other than routine claims for benefits, there are no claims (including any enforcement initiatives by any regulatory authority) pending or, to the knowledge of the Company or the Sellers, threatened, against any such plan or against the assets of any such plan or of the Company or any of its ERISA Affiliates with respect to any such plan, nor are there any current or, to the knowledge of the Company or any of the Sellers, threatened, liens on the assets of any such plan or of the Company or any of its ERISA Affiliates with respect to any such plan;

IX. No condition exists (or fails to exist) or event or transaction has occurred (or failed to occur) with respect to any of the Benefit Plans which would result in the Company or any of its ERISA Affiliates incurring any material tax, fine, penalty or liability (other than any routine liability in the ordinary course) as a result of sponsoring, administering, maintaining, contributing to or participating in the Benefit Plans.

n. Hedging Transactions. Schedule 5(n) sets forth all obligations (including, without limitation, any obligations relating to the posting of collateral and the actual amounts posted as collateral, whether in the form of cash, letters of credit or otherwise, in respect of such obligations) of the Company and its Subsidiaries (collectively, “Hedge Obligations”) in respect of any futures, hedges, swaps, collars, puts, calls, floors, caps, options, forward sales, forward purchases or other contracts or derivative securities that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities (including, without limitation, Hydrocarbons), interest rates, currencies or securities (collectively, “Hedge Transactions”). All such Hedge Transactions were, and any Hedge Transactions entered into after the date of this Agreement will be, entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries. The Company and each of its Subsidiaries have duly performed all of their respective obligations under the Hedge Transactions to the extent that such obligations to perform have accrued, and, to the knowledge of the Company, there are no material breaches, violations, collateral deficiencies, requests for collateral or demands for payment (except for ordinary course margin deposit requests), or defaults or allegations or assertions of such by any party thereunder. The Company and its Subsidiaries have not entered into any Hedge Transaction for the purposes of speculation.

o. Imbalances. Except as set forth on Schedule 5(o), (1) there are no aggregate production, pipeline transportation or processing imbalances or penalties existing with respect to the Company, its Subsidiaries or the Company Operating Interests and (2) neither the Company nor its Subsidiaries have received a deficiency payment under any Hydrocarbon contracts for which any party has a right to take deficiency Hydrocarbons from the Company or its Subsidiaries, nor have the Company or its Subsidiaries received any payments for production which are subject to refund or recoupment out of future production.

p. Prepaid Obligations. Except as set forth on Schedule 5(p), neither the Company nor its Subsidiaries are subject to any “take or pay” arrangement, production payment arrangement, or other agreement or arrangement which require it to deliver or to suffer the delivery of Hydrocarbons produced in connection with any of the Company Operating Interests at some future time (or make a cash payment in lieu thereof) without then or thereafter receiving full payment therefor and without deduction or credit on account of such arrangement from the price that would otherwise be received.

q. Preferential Rights; Restrictions on Transfer. Except as set forth on Schedule 5(q), there are no preferential rights to purchase or other similar rights or restrictions on assignment, including requirements for consents from third parties to assignment, affecting the Company Operating Interests that would be applicable to, or required for the consummation of, the transactions contemplated by this Agreement, and the transactions contemplated by this Agreement will not create in any individual or entity any option to purchase, preferential right to purchase or similar rights with respect to the Company Operating Interests.

r. Calls on Production. Except as set forth on Schedule 5(r), there are no calls on production (whether or not exercised) or other similar marketing restrictions affecting the Company Operating Interests, nor will the transactions contemplated by this Agreement create any such calls on production.

s. Reserve Report. The Sellers have furnished to Purchaser the Company’s estimate of Company’s and Company Subsidiaries’ oil and gas reserves as of December 31, 2004, determined by Bob Burlingame (the “Company Reserve Report”). In connection with the preparation of the Company Reserve Report, the Company made available to Bob Burlingame all material information then in the Company’s possession to enable Bob Burlingame to determine such estimate as of December 31, 2004. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the factual, non-interpretive data on which the Company Reserve Reports were based for purposes of estimating the oil and gas reserves set forth in the Company Reserve Report was accurate. Since the date of the Company Reserve Report, there have been (i) no material adverse changes in the information provided to the engineers and (ii) no material adverse changes that, when aggregated with other changes, would cause or be reasonably likely to cause a materially adverse revision to the estimates of aggregate oil and gas quantities reflected in the Company Reserve Report or the estimated future net cash flows to be received from such quantities as reflected in the Company Reserve Report, except for (w) production of oil, gas and other Hydrocarbons in the ordinary course of business, (x) changes which adversely affect the oil and gas exploration and development industry generally (including, without limitation, changes in commodity prices, general market prices and regulatory changes), (y) changes that arise out of general economic or industry conditions or (z) those matters reflected on Schedule 5(s). With the exception of the express terms of the warranties set forth in this Section 5(s), the Sellers make no warranty, express or implied, with respect to the Company Reserve Report, including, without limitation, any conclusions, opinions, projections, assumptions or judgments set forth in the Company Reserve Report.

t. Operation of Wells. All Wells operated by the Company or its Subsidiaries, and to the knowledge of the Company, all Wells operated by third parties in which the Company or its Subsidiaries own an interest, have been drilled, operated and produced in accordance in all material respects with reasonable, prudent oil and gas field practices and in compliance in all material respects with the applicable oil and gas leases and applicable Law. No claim, notice or order from any governmental entity or other Person has been received by the Company or any of its Subsidiaries due to Hydrocarbon production in excess of allowables or similar violations that could result in curtailment of production after the Closing Date from any Company Operating Interests.

u. Proceeds of Production. Except as set forth in Schedule 5(u), all proceeds from the sale of the Company’s and its Subsidiaries’ interest in Hydrocarbons produced from the Company Operating Interests are being received by the Company and its Subsidiaries in a timely manner and are not being held in suspense for any reason.

v. Title to the Company Operating Interests. To the knowledge of the Sellers, the Company and its Subsidiaries have Defensible Title to the Company Operating Interests free and clear of all Liens, except for Permitted Encumbrances. To the knowledge of the Sellers, the oil and gas leases and other agreements that provide the Company and its Subsidiaries with operating rights in the Company Operating Interests are in full force and effect. The rentals, royalties and other payments due thereunder have been properly and timely paid and there is no existing default (or event that, with notice or lapse of time or both, would become a default) under any of such oil and gas leases or other agreements. All royalties, overriding royalties and other burdens on production due with respect to the Company Operating Interests have been properly and timely paid. Except as set forth on Schedule 5(v), neither the Sellers nor any Person controlled by any of the Sellers own any properties or interests in Hydrocarbons in, under or that may be produced from (i) any lands covered by any of the Company Operating Interests or (ii) any formation in which any Well comprising the Company Operating Interests is completed or from which any of the Company Operating Interests is producing or capable of producing Hydrocarbons, or (iii) that would drain or otherwise adversely affect any of the Company Operating Interests or their related Hydrocarbons.

w. No Undisclosed Liabilities. Except for liabilities incurred or paid (1) after the date of the Most Recent Financial Statements but before the date of this Agreement and (2) after the date of this Agreement that do not violate Section 8, there are no liabilities, debts or obligations of the Company or its Subsidiaries of any kind, whether accrued, absolute, contingent, inchoate or otherwise (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company or its Subsidiaries giving rise to any such debt, liability or obligation) including any taxes which are due and payable as of the date hereof or any governmental charges or penalties, interest or fines, except for liabilities (A) reflected on or reserved against in the Financial Statements or otherwise disclosed in the notes thereto or (B) set forth on Schedule 5(w).

x. Environmental Matters. Except as set forth in Schedule 5(x):

I. To the knowledge of the Sellers, the Company and its Subsidiaries have complied, and the Company and its Subsidiaries are in compliance, with all applicable Environmental Laws, which compliance includes the possession of all permits required under applicable Environmental Laws and compliance with the terms and conditions thereof and the making and filing with all applicable governmental entities of all reports, forms and documents and the maintenance of all records required to be made, filed or maintained by it under any Environmental Law.

II. There are no Environmental Claims pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or, to the knowledge of the Company, against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained, assumed or indemnified, either contractually or by operation of law.

III. To the knowledge of the Sellers, neither the Company nor any of its Subsidiaries is subject to any liability or obligation (accrued, contingent or otherwise) to cleanup, correct, abate or to take any response, remedial or corrective action under or pursuant to any Environmental Laws, relating to (i) environmental conditions on, under, or about any of the properties or assets owned, leased, operated or used by the Company or any of its Subsidiaries or, to the knowledge of the Company, any predecessor thereto at the present time or in the past, including the air, soil, surface water and groundwater conditions at, on, under, from or near such properties, or (ii) the past or present use, management, handling, transport, treatment, generation, storage, disposal or Release of any Hazardous Substances, whether on-site on any properties or assets owned, leased, operated or used by any of the Company and its Subsidiaries, or at any off-site location. The Company has provided or made available to Purchaser copies of all studies, assessments, reports, data, results of investigations or audits, analyses and test results, in the possession, custody or control of the Company or any of its Subsidiaries relating to (x) the environmental conditions on, under or about any of the properties or assets owned, leased, operated or used by any of the Company and its Subsidiaries or any predecessor in interest thereto at the present time or in the past and (y) any Hazardous Substances used, managed, handled, transported, treated, generated, stored or Released by any Person on, under, about or from, any of the properties, assets and businesses of the Company or any of its Subsidiaries.

IV. To the knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents in violation of Environmental Laws (including the Release, emission, discharge, presence or disposal of any Hazardous Substance in violation of Environmental Laws), that would be reasonably likely to form the basis of any Environmental Claim against the Company or any of its Subsidiaries or against any Person whose liability for such Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

V. Without in any way limiting the generality of the foregoing, to the knowledge of the Sellers, neither the Company nor any of its Subsidiaries owns or operates any there are no underground storage tanks at any property currently owned, leased or operated by the Company or any of its Subsidiaries.

VI. To the knowledge of the Sellers, neither the Company nor any of its Subsidiaries is required by virtue of the transactions contemplated by this Agreement, or as a condition to the effectiveness of any transactions contemplated by this Agreement, (i) to perform a site assessment for Hazardous Substances at any property or asset owned, leased, operated or used by the Company or any of its Subsidiaries or (ii) to remove or remediate any Hazardous Substances from any such property or asset.

y. Company Real Property; Operating Equipment.

I. Schedule 5(y) contains a complete and correct list, as of the date of this Agreement, of all Company Owned Real Property setting forth information sufficient to specifically identify such Company Owned Real Property and the legal owner thereof. To the knowledge of the Sellers, the Company and its Subsidiaries have good, valid fee simple title to the Company Owned Real Property. The use and operation of the Company Owned Real Property in the conduct of the business of the Company and its Subsidiaries does not violate any instrument of record or agreement affecting the Company Owned Real Property. No current use by the Company and its Subsidiaries of the Company Owned Real Property is dependent on a nonconforming use or other governmental approval.

II. Except as set forth in Schedule 5(y), the material operating equipment owned or leased by the Company or any of its Subsidiaries is in a state of repair so as to be adequate in all material respects for operation of the Company Operating Interests to which such equipment relates in substantially the same manner in which such properties were operated as of and during the period of the Most Recent Financial Statements.

6. Partners’ and Members Representations and Warranties Concerning the Partnership and the General Partner. Except as set forth in the Seller Disclosure Schedules, each Partner and Member hereby jointly and severally represents and warrants to the Purchaser that the statements contained in this Section 6 are true and correct as of the date of this Agreement.

a. Organization and Standing.

I. The Partnership is a limited partnership formed under the laws of the State of Oklahoma and is (1) duly organized, validly existing and in good standing under the laws of the State of Oklahoma and (2) duly qualified to do business as a foreign entity and in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities make such qualification necessary. The Partnership has no Subsidiaries and does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.

II. The General Partner is a limited liability company formed under the laws of the State of Oklahoma and is (1) duly organized, validly existing and in good standing under the laws of the State of Oklahoma and (2) duly qualified to do business as a foreign entity and in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities make such qualification necessary. Other than the Partnership and its general partner interests in the Partnership, the General Partner has no Subsidiaries and does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.

b. Power. The Partnership Entities have all requisite power and authority to carry on its businesses as presently conducted and to enter into and perform its obligations under this Agreement. Except as set forth on Schedule 6(b), the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement will not: (1) violate or conflict with any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling or other restriction of any governmental authority or court to which the Partnership Entities are subject or any provision of its certificate of formation, limited partnership agreement, limited liability company agreement or any agreement among the partners of the Partnership or members of the General Partner; or (2) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, cancel or receive any payment under, require any notice of consent under, or result in the imposition of any lien, claim or encumbrance upon any of the assets of the Partnership Entities under, any agreement, contract, lease, license, instrument or other arrangement to which the Partnership Entities are a party, by which the Partnership Entities are bound or to which the assets of the Partnership Entities are subject. Except as set forth on Schedule 6(b), the Partnership Entities are not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of, any third party or any governmental authority in order to execute and deliver this Agreement or consummate the transactions contemplated hereby.

c. Capitalization.

I. All outstanding Partnership Interests and the general partner interest owned by the General Partner have been validly issued, are fully paid and non-assessable, were not issued in violation of the terms of any contract binding upon the Partnership and were issued in compliance with all governing documents of the Partnership. There are no outstanding Options for the purchase or sale of the Partnership Interests or the general partner interest owned by the General Partner. At Closing, the Purchaser will acquire all of the Partnership Interests and Options of the Partnership.

II. All outstanding Membership Interests have been validly issued, are fully paid and non-assessable, were not issued in violation of the terms of any contract binding upon the General Partner and were issued in compliance with all governing documents of the General Partner. There are no outstanding Options for the purchase or sale of the Membership Interests. At Closing, the Purchaser will acquire all of the Membership Interests and Options of the General Partner.

d. Financial Statements. Attached hereto as Schedule 6(d) are the following financial statements (collectively, the “Partnership Financial Statements”): (1)

unaudited balance sheets of the Partnership and the General Partner, respectively, as of December 31, 2005, and the related statement of income of the Partnership and the General Partner, respectively] for the year ended December 31, 2005; and (3) an unaudited balance sheet of the Partnership and the General Partner, respectively, as of the Most Recent Period End, and related consolidated statement of income for the six months then ended. The Partnership Financial Statements at and for the six-month period ended June 30, 2006, are herein referred to as the “Partnership Most Recent Financial Statements.” The Partnership Financial Statements (including the notes thereto) present fairly, in all material respects, the consolidated financial position of the Partnership and the General Partner as of such dates and the results of operations for such periods, and are consistent with the books and records of the operations for such periods, and are consistent with the books and records of the Partnership and the General Partner; provided, however, that the Partnership Most Recent Financial Statements are subject to normal year-end adjustments, and Partnership Financial Statements and the Partnership Most Recent Financial Statements lack footnotes and other presentation items. Schedule 6(e) sets forth a summary of any related party transactions and cash flow information since January 1, 2005 with respect to any transactions between the Partnership and the General Partner, on one hand, and any partners or affiliates of the Partnership and the General Partner, or affiliates of any of such Persons, on the other hand.

e. Events Subsequent to Most Recent Period End. Except as set forth on Schedule 6(e), since the date of the Partnership Most Recent Financial Statements, there have not been any (1) distributions by the Partnership Entities to the Partners or the Members or (2) changes in the assets, condition, affairs (financial or otherwise) or business prospects of the Partnership Entities, taken as a whole, which have had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Partnership Entities.

f. Legal Compliance. Except as set forth on Schedule 6(f), the Partnership Entities: (1) are in compliance with all applicable Laws; (2) have or have timely applied for all Permits required to carry on its current operations in the ordinary course of business; (3) have not received any notice, charge, claim or action of any filed, commenced or, to its knowledge, threatened action alleging any violation of Laws; and (4) have not received any notice that any Permit required to carry on its current operations in the ordinary course of business will be terminated or modified or cannot be renewed in the ordinary course of business, and has no knowledge of any reasonable basis for any such termination, modification or non-renewal, and the execution, delivery and performance of this Agreement or any other transactions contemplated hereby do not and will not violate any such Permit or result in any termination, modification or non-renewal thereof.

g. Tax Matters.

I. The Partnership Entities have filed timely with the appropriate taxing authorities all Tax Returns required to be filed by the Partnership Entities. Each such Tax Return is true, correct and complete in all material respects. All Taxes of the Partnership Entities that are due and payable have been timely paid in full. The unpaid Taxes of the Partnership Entities did not, as of the Most Recent Period End, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth or included in the Most Recent Financial Statements, and do not exceed the reserve as adjusted for passage of time through the Closing Date in accordance with the past custom of each of the Partnership Entities in filing its Tax Returns.

II. There is no action, suit, proceeding, investigation, audit, claim or assessment pending or threatened with respect to the Partnership Entities with respect to a liability for Taxes or with respect to any Tax Return. No deficiency for any Tax has been assessed with respect to the Partnership Entities which has not been paid in full. There are no liens for Taxes upon the assets or properties of the Partnership Entities other than liens for Taxes not yet due and payable and for which adequate reserves have been established in the Financial Statements.

III. The Partnership Entities have withheld and timely paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party.

IV. There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of the Partnership Entities.

V. The Partnership Entities are not a party to, are not bound by, and do not have any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement, and the Partnership Entities do not have any potential liabilities or obligations to any Person as a result of, or pursuant to, any such agreement, contract or arrangement. The Partnership Entities do not have any liability for Taxes of another Person by contract or otherwise

VI. Each of the Partnership Entities is, and has been since its inception, classified as a partnership for federal Tax purposes under Treasury Regulations sections 301.7701-2 and -3 and any comparable provision of applicable law of state and local jurisdictions that permit such treatment.

VII. Each of the Partnership Entities has in effect or shall be eligible to make an election pursuant to Section 754 of the Code and the limited partnership agreement of the Limited Partnership and the limited liability company agreement of the General Partner provide for such election.

h. Material Agreements. Schedule 6(h) lists all (1) governing documents of the Partnership Entities, (2) agreements and contracts (whether oral or written) with Persons who are or will be affiliates of the Partnership Entities, or any affiliates of any partner or member of the Partnership Entities, immediately prior to Closing that will be binding on the Partnership Entities (or the assets of the Partnership Entities) after Closing, (3) agreements for the sale or purchase of Hydrocarbons produced from or attributable to the assets of the Partnership Entities, except for agreements that expire by their terms or may be terminated without penalty within 30 days after the Closing Date, (4) other than as listed on Schedule 6(m), any puts, calls or other rights of acquisition or disposition pursuant to which the Partnership Entities could be required to purchase or sell, as applicable, any assets (including equity interests of any Person) that have a market value purchase price of more than $50,000, or, with respect to calls on production, that obligate the Partnership Entities to sell Hydrocarbons at a price which is less than market value, (5) instruments that create any area of mutual interest, , or that materially restrain, limit or impede the Partnership Entities’ ability to compete with or conduct any business or line of business, including geographic limitations on the Partnership Entities’ activities, (6) instruments that create or evidence an asset purchase or sale agreement that has not been consummated as of the date hereof, (7) contracts to which the Partnership Entities are a party, the performance of which will involve consideration in excess of $100,000 per year or (8) any other agreement not described in (1) through (7) above the existence or loss of which has had or would be reasonably likely to have a Material Adverse Effect on the Partnership Entities (collectively, the “Partnership Material Agreements”). The Partnership Entities have made or will make available to the Purchaser a copy of each Partnership Material Agreement and the minutes of the General Partner, the copies of which are true, accurate and complete in all material respects. With respect to each Partnership Material Agreement, the Partnership Entities are not in breach or default of the terms and conditions of such agreement.

i. Litigation. (1) There is no Litigation pending, or, to the knowledge of the General Partner, threatened, against, relating to or naming as a party thereto the Partnership Entities, any of their respective properties or assets or any of the Partnership Entities’ officers or directors (in their capacities as such), (2) there is no agreement, order, judgment, decree, injunction or award of any governmental entity or arbitrator against and/or binding upon the Partnership Entities or any of the Partnership Entities’ officers or directors (in their capacities as such), and (3) there is no Litigation that the Partnership Entities have pending against other parties, where such Litigation is intended to enforce or preserve material rights of the Partnership Entities.

j. Liability for Brokers’ Fees. The Partnership Entities have not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which the Purchaser or the Entities shall have any responsibility.

k. Insurance. Schedule 6(k) describes all contracts of insurance maintained by the Partnership Entities, which are in full force and effect, and all premiums due and owing in connection with such policies have been paid. The Partnership Entities have given notice or has otherwise presented every material claim known to the Partnership Entities to be covered by insurance under its insurance policies or contracts in a timely fashion.

l. Labor Matters and Employee Benefit Plans. Except as shown on Schedule 6(l) hereto:

I. Schedule 6(l)(I) lists all Benefit Plans of the Partnership Entities. With respect to each such Benefit Plan, to the extent applicable, Seller [has made available] to Purchaser true and accurate copies of (1) the most recent plan and related trust documents, insurance contracts or other funding arrangements, and any amendments or participation agreements relating thereto; (2) the most recent summary plan description and all related summaries of material modification; (3) the most recent Forms 5500 and all schedules thereto; (4) the most recent actuarial report, if any; (5) for any Benefit Plan intended to be qualified under Section 401(a) of the Code, the most recent favorable determination letter received from the IRS; and (6) descriptions of all claims filed and pending (other than for benefits in the normal course), lawsuits pending, grievances pending and similar actions pending with respect to each or the Partnership Entities’ Benefit Plans. All such Benefit Plans and their related trusts have been and are (i) maintained in accordance with each such plan’s and trust’s terms and (iii) operated in compliance with the requirements of all applicable federal and state statutes and regulations. Each such Benefit Plan intended to be qualified under Section 401 of the Code is so qualified, has received a current favorable determination or opinion letter(s) from the IRS as to its qualified status, and no fact or event has occurred (or failed to occur) since the date of such letter(s) that could adversely affect the qualified status of any such Benefit Plan. Each of such Benefit Plans can be unilaterally terminated in accordance with its terms and without liability to the Partnership Entities other than for ordinary administration expenses, benefits accrued or, with respect to welfare benefit plans, claims incurred thereunder through the date of such termination, and the transactions contemplated by this Agreement will not result in the imposition of any restrictions, limitations or penalty on the right to amend or terminate any Benefit Plan.

II. Neither the Partnership Entities nor any ERISA Affiliate has ever established, maintained, contributed to or had any liability or obligation to contribute to (1) any Pension Plan that is subject to Section 412 of the Code or Title IV of ERISA; (2) any “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA; (3) any “multiple-employer plan” within the meaning of Section 413 of the Code or Section 4063 or 4064 of ERISA; or (4) any Benefit Plan providing medical, health, or other welfare-type benefits for employees or individual partners or independent contractors of the Partnership Entities or any ERISA Affiliate other than in accordance with COBRA or any similar state or local laws.

III. Neither of the Partnership Entities nor any of its ERISA Affiliates is a party to, or has ever been a party to, any collective bargaining agreement.

IV. The execution and delivery of, and the performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Benefit Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee or individual partner or independent contractor of the Partnership Entities or any of its ERISA Affiliates.

V. The Partnership Entities have made no agreement with any Person, including, but not limited to, any Partner, regarding the tax treatment of the Partnership Interests or the Membership Interests, nor do the Partnership Entities have any obligation to “gross-up” the payment to any Person, including, but not limited to, any Partner or Member, for any income or excise tax or penalty that may be imposed on such Person.

VI. All contributions (including all employer contributions and employee contributions), premiums or other payments required to have been made under any of the Benefit Plans (including workers compensation) or by law to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension);

VII. None of the Benefit Plans are currently under audit by any regulatory authority with jurisdiction over such plans;

VIII. Other than routine claims for benefits, there are no claims (including any enforcement initiatives by any regulatory authority) pending or, to the knowledge of the Partnership Entities or the Sellers, threatened, against any such plan or against the assets of any such plan or of the Partnership Entities or any of its ERISA Affiliates with respect to any such plan, nor are there any current or, to the knowledge of the Partnership Entities or any of the Sellers, threatened, liens on the assets of any such plan or of the Partnership Entities or any of its ERISA Affiliates with respect to any such plan; and

IX. No condition exists (or fails to exist) or event or transaction has occurred (or failed to occur) with respect to any of the Benefit Plans which would result in the Partnership Entities or any of its ERISA Affiliates incurring any material tax, fine, penalty or liability (other than any routine liability in the ordinary course) as a result of sponsoring, administering, maintaining, contributing to or participating in the Benefit Plans.

m. Hedging Transactions. Schedule 6(m) sets forth all obligations (including, without limitation, any obligations relating to the posting of collateral and the actual amounts posted as collateral, whether in the form of cash, letters of credit or otherwise, in respect of such obligations) of the Partnership Entities (collectively, “Partnership Hedge Obligations”) in respect of any futures, hedges, swaps, collars, puts, calls, floors, caps, options, forward sales, forward purchases or other contracts or derivative securities that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities (including, without limitation, Hydrocarbons), interest rates, currencies or securities (collectively, “Partnership Hedge Transactions”). All such Partnership Hedge Transactions were, and any Partnership Hedge Transactions entered into after the date of this Agreement will be, entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Partnership Entities. The Partnership Entities have duly performed all of their respective obligations under the Partnership Hedge Transactions to the extent that such obligations to perform have accrued, and, to the knowledge of the Partnership Entities, there are no material breaches, violations, collateral deficiencies, requests for collateral or demands for payment (except for ordinary course margin deposit requests), or defaults or allegations or assertions of such by any party thereunder. The Partnership Entities have not entered into any Partnership Hedge Transaction for the purposes of speculation.

n. Imbalances. Except as set forth on Schedule 6(n), (1) there are no aggregate production, pipeline transportation or processing imbalances or penalties existing with respect to the Partnership Operating Interests and (2) the Partnership Entities have not received a deficiency payment under any Hydrocarbon contracts for which any party has a right to take deficiency Hydrocarbons from the Partnership Entities, nor have the Partnership Entities received any payments for production which are subject to refund or recoupment out of future production.

o. Prepaid Obligations. Except as set forth on Schedule 6(o), the Partnership Entities are not subject to any “take or pay” arrangement, production payment arrangement, or other agreement or arrangement which requires it to deliver or to suffer the delivery of Hydrocarbons produced in connection with any of the Partnership Operating Interests at some future time (or make a cash payment in lieu thereof) without then or thereafter receiving full payment therefor and without deduction or credit on account of such arrangement from the price that would otherwise be received.

p. Preferential Rights; Restrictions on Transfer. Except as set forth on Schedule 6(p), there are no preferential rights to purchase or other similar rights or restrictions on assignment, including requirements for consents from third parties to assignment, affecting the Partnership Operating Interests that would be applicable to, or required for the consummation of, the transactions contemplated by this Agreement, and the transactions contemplated by this Agreement will not create in any individual or entity any option to purchase, preferential right to purchase or similar rights with respect to the Partnership Operating Interests.

q. Calls on Production. Except as set forth on Schedule 6(q), there are no calls on production (whether or not exercised) or other similar marketing restrictions affecting the Partnership Operating Interests, nor will the transactions contemplated by this Agreement create any such calls on production.

r. Reserve Report. The Sellers have furnished to Purchaser the Partnership’s estimate of Partnership’s oil and gas reserves as of December 31, 2004, determined by Bob Burlingame (the “Partnership Reserve Report”). In connection with the preparation of the Partnership Reserve Report, the Company made available to Bob

Burlingame all material information then in the Company’s possession to enable Bob Burlingame to determine such estimate as of December 31, 2004. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Partnership, the factual, non-interpretive data on which the Partnership Reserve Reports were based for purposes of estimating the oil and gas reserves set forth in the Partnership Reserve Report was accurate. Since the date of the Partnership Reserve Report, there have been (i) no material adverse changes in the information provided to the engineers and (ii) no material adverse changes that, when aggregated with other changes, would cause or be reasonably likely to cause a materially adverse revision to the estimates of aggregate oil and gas quantities reflected in the Partnership Reserve Report or the estimated future net cash flows to be received from such quantities as reflected in the Partnership Reserve Report, except for (w) production of oil, gas and other Hydrocarbons in the ordinary course of business, (x) changes which adversely affect the oil and gas exploration and development industry generally (including, without limitation, changes in commodity prices, general market prices and regulatory changes), (y) changes that arise out of general economic or industry conditions or (z) those matters reflected on Schedule 6(r). With the exception of the express terms of the warranties set forth in this Section 6(r), the Sellers make no warranty, express or implied, with respect to the Partnership Reserve Report, including, without limitation, any conclusions, opinions, projections, assumptions or judgments set forth in the Partnership Reserve Report.

s. Operation of Wells. All Wells operated by the Partnership Entities, and to the knowledge of the Partnership Entities, all Wells operated by third parties in which the Partnership owns an interest, have been drilled, operated and produced in accordance in all material respects with reasonable, prudent oil and gas field practices and in compliance in all material respects with the applicable oil and gas leases and applicable Law. No claim, notice or order from any governmental entity or other Person has been received by the Partnership Entities due to Hydrocarbon production in excess of allowables or similar violations that could result in curtailment of production after the Closing Date from any Partnership Operating Interests.

t. Proceeds of Production. Except as set forth in Schedule 6(t), all proceeds from the sale of the Partnership’s interest in Hydrocarbons produced from the Partnership Operating Interests are being received by the Partnership in a timely manner and are not being held in suspense for any reason.

u. Title to the Partnership Entities’ Operating Interests. To the knowledge of the Sellers, the Partnership Entities have Defensible Title to the Partnership Operating Interests free and clear of all Liens, except for Permitted Encumbrances. To the knowledge of the Sellers, the oil and gas leases and other agreements that provide the Company and its Subsidiaries with operating rights in the Partnership Operating Interests are in full force and effect. The rentals, royalties and other payments due thereunder have been properly and timely paid and there is no existing default (or event that, with notice or lapse of time or both, would become a default) under any of such oil and gas leases or other agreements. All royalties, overriding royalties and other burdens on production due with respect to the Partnership Operating Interests have been properly and timely paid. Except as set forth on Schedule 6(u), neither the Sellers nor any Person controlled by any of the Sellers own any properties or interests in Hydrocarbons in, under or that may be produced from (i) any lands covered by any of the Partnership Operating Interests or (ii) any formation in which any Well comprising the Partnership Operating Interests is completed or from which any of the Partnership Operating Interests is producing or capable of producing Hydrocarbons, or (iii) that would drain or otherwise adversely affect any of the Partnership Operating Interests or their related Hydrocarbons.

v. No Undisclosed Liabilities. Except for liabilities incurred or paid (1) after the date of the Partnership Most Recent Financial Statements but before the date of this Agreement and (2) after the date of this Agreement that do not violate Section 9, there are no liabilities, debts or obligations of the Partnership Entities of any kind, whether accrued, absolute, contingent, inchoate or otherwise (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Partnership Entities giving rise to any such debt, liability or obligation) including any taxes which are due and payable as of the date hereof or any governmental charges or penalties, interest or fines, except for liabilities (A) reflected on or reserved against in the Financial Statements or otherwise disclosed in the notes thereto or (B) set forth on Schedule 6(v).

w. Environmental Matters. Except as set forth in Schedule 6(w):

I. To the knowledge of the Sellers, the Partnership Entities have complied, and the Partnership Entities are in compliance, with all applicable Environmental Laws, which compliance includes the possession of all permits required under applicable Environmental Laws and compliance with the terms and conditions thereof and the making and filing with all applicable governmental entities of all reports, forms and documents and the maintenance of all records required to be made, filed or maintained by it under any Environmental Law.

II. There are no Environmental Claims pending or, to the knowledge of the Partnership Entities, threatened against the Partnership Entities or, to the knowledge of the Partnership Entities, against any Person whose liability for any Environmental Claim the Partnership Entities have retained, assumed or indemnified, either contractually or by operation of law.

III. To the knowledge of the Sellers, the Partnership Entities are not subject to any liability or obligation (accrued, contingent or otherwise) to cleanup, correct, abate or to take any response, remedial or corrective action under or pursuant to any Environmental Laws, relating to (i) environmental conditions on, under, or about any of the properties or assets owned, leased, operated or used by the Partnership Entities or, to the knowledge of the Partnership Entities, any predecessor thereto at the present time or in the past, including the air, soil, surface water and groundwater conditions at, on, under, from or near such properties, or (ii) the past or present use, management, handling, transport, treatment, generation, storage, disposal or Release of any Hazardous Substances, whether on-site on any properties or assets owned, leased, operated or used by any of the Partnership Entities, or at any off-site location. The Partnership Entities have provided or made available to Purchaser copies of all studies, assessments, reports, data, results of investigations or audits, analyses and test results, in the possession, custody or control of the Partnership Entities relating to (x) the environmental conditions on, under or about any of the properties or assets owned, leased, operated or used by any of the Partnership Entities or any predecessor in interest thereto at the present time or in the past and (y) any Hazardous Substances used, managed, handled, transported, treated, generated, stored or Released by any Person on, under, about or from, any of the properties, assets and businesses of the Partnership Entities.

IV. To the knowledge of the Partnership Entities, there are no past or present actions, activities, circumstances, conditions, events or incidents in violation of Environmental Laws (including the Release, emission, discharge, presence or disposal of any Hazardous Substance in violation of Environmental Laws), that would be reasonably likely to form the basis of any Environmental Claim against the Partnership Entities or against any Person whose liability for such Environmental Claim the Partnership Entities have retained or assumed either contractually or by operation of law.

V. Without in any way limiting the generality of the foregoing, to the Sellers’ knowledge, the Partnership Entities do not own or operate any no underground storage tanks at any property currently owned, leased or operated by the Partnership Entities.

VI. To the knowledge of the Sellers, the Partnership Entities are not required by virtue of the transactions contemplated by this Agreement, or as a condition to the effectiveness of any transactions contemplated by this Agreement, (i) to perform a site assessment for Hazardous Substances at any property or asset owned, leased, operated or used by the Partnership Entities or (ii) to remove or remediate any Hazardous Substances from any such property or asset.

x. Partnership Real Property; Operating Equipment.

I. Schedule 6(x) contains a complete and correct list, as of the date of this Agreement, of all Partnership Owned Real Property setting forth information sufficient to specifically identify such Partnership Owned Real Property and the legal owner thereof. To the knowledge of the Sellers, the Partnership Entities have good, valid fee simple title to the Partnership Owned Real Property. The use and operation of the Partnership Owned Real Property in the conduct of the business of the Partnership Entities does not violate any instrument of record or agreement affecting the Partnership Owned Real Property. No current use by the Partnership Entities of the Partnership Owned Real Property is dependent on a nonconforming use or other governmental approval.

II. Except as set forth in Schedule 6(x), the material operating equipment owned or leased by the Partnership Entities are in a state of repair so as to be adequate in all material respects for operation of the Partnership Operating Interests to which such equipment relates in substantially the same manner in which such properties were operated as of and during the period of the Most Recent Financial Statements.

7. Purchaser’s Representations. Purchaser represents and warrants to Sellers and the Entities as of the date hereof and at Closing as follows:

a. Organization and Standing. Purchaser is a corporation, formed under the laws of the state of Delaware, and is duly organized, validly existing and in good standing under the laws of Delaware and in such other jurisdictions necessary for the consummation of this Agreement.

b. Power. Purchaser has all requisite power and authority to carry on its business as presently conducted and to enter into this Agreement. The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not, as of Closing, violate, or be in conflict with, any material provision of its governing documents, when applicable, or any material provision of any agreement or instrument to which it is a party or by which it is bound, or to any judgment, decree, order, statute, rule or regulation applicable to it. Except for the possible actions described in Section 8(c), the Purchaser is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of, any third party or any governmental authority in order to execute and deliver this Agreement or consummate the transactions contemplated hereby.

c. Authorization and Enforceability. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action of the Purchaser and its parent, if any. This Agreement constitutes the legal, valid and binding obligation of the Purchaser, and is enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors generally, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

d. Acquisition Not for Distribution Purposes. Purchaser is acquiring the Interests for investment purposes and not with a view to distribution.

e. Restriction on Transfers. Purchaser acknowledges that the Interests are not registered under the Securities Act of 1933, as amended. Purchaser will not sell, transfer or otherwise dispose of the Interests in violation of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or the rules promulgated thereunder, including Rule 144 under the Securities Act of 1933, as amended.

f. Liability for Brokers’ Fees. Purchaser has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transaction contemplated by this Agreement for which any Seller shall have any responsibility.

8. Covenants.

a. Independent Evaluation; Access. Purchaser is experienced and knowledgeable in the oil and gas business. Purchaser is aware of risks associated with the oil and gas business and, specifically, the Company’s and the Partnership Entities’ businesses, operations and assets and has formed its own judgment as to the value of the Interests. Purchaser is relying upon its own judgment and decision in entering into and consummating the transaction. Between the execution date and the Closing Date, the Sellers shall cause each of the Company and the Partnership Entities to make available for Purchaser’s examination all of its files, records, weekly accounts payable check runs, minute books, information and data regarding the business of the Company, the Partnership Entities and their Subsidiaries (collectively, the “Records”). Except as provided in Sections 5(i) and 6(h), Purchaser acknowledges and agrees that none of the Company, the Partnership Entities and their Subsidiaries, their directors, officers or employees or Sellers have made any representations or warranties, express or implied, written or oral, as to the accuracy of the Records. Except for the representations and warranties of Sellers contained in this Agreement, Sellers have not made any representation or warranties to Purchaser, including any estimate with respect to the value of the assets of the Company, the Partnership Entities and their Subsidiaries or reserves or any projections as to events that could or could not occur. In entering into this Agreement, Purchaser acknowledges and affirms that it has relied and will rely solely on the terms, representations and warranties of this Agreement and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of this transaction including its own estimate and appraisal of the extent and value of the petroleum, natural gas and other reserves attributable to the assets of the Company, its Subsidiaries and the Partnership Entities. Purchaser’s representatives will be given full access and the opportunity to conduct a Phase I Environmental Inspection and equipment inventory and to visit with personnel and physically examine the assets and operations of the Company, the Partnership Entities and their Subsidiaries. Purchaser may conduct testing or sampling of soil, ground water, surface water or other media or materials during such inspection. No Seller shall have any liability to Purchaser or its affiliates, agents, representatives or employees resulting from any use, authorized or unauthorized, of the Records or other information relating to the Company, the Partnership Entities or their Subsidiaries. Nothing contained in this Section 8(a) shall serve to mitigate or modify the operation of Section 3 or the scope or effect of the representations and warranties set forth in Section 4, Section 5 or Section 6 in any respect.

b. Payment of Outstanding Indebtedness. Prior to Closing, each Entity and its Subsidiaries shall pay and discharge all indebtedness of such Person for borrowed money, including, without limitation, all indebtedness of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments.

c. HSR Clearance. To extent applicable, upon execution of this Agreement the Parties as promptly as possible shall file with the Federal Trade Commission and/or the Department of Justice, as applicable, the required notification and report forms due under the Hart-Scott-Rodino Antitrust Improvement Acts of 1976 (“HSR Act”) and shall as promptly as practicable furnish any supplemental information that may be requested in connection therewith. Each Party shall take all reasonable steps to achieve early termination of applicable HSR Act waiting periods. The cost of all filings by the Parties pursuant to the HSR Act shall be borne 45% by the Company, 5% by the Partnership Entities and 50% by the Purchaser.

Audit of Financial Statements. After the date of this Agreement, the Sellers will cause the Company and the Partnership Entities to respond to independent auditors engaged by the Purchaser.

9. Operation of Business. From the date hereof until the Closing Date, the Seller shall not permit the Company, the Partnership Entities or their Subsidiaries to, and neither the Company, the Partnership Entities nor their Subsidiaries will, without the written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), except as expressly contemplated by this Agreement, engage in any practice, take any action, or enter into any transaction outside the ordinary course of business. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, neither the Company, the Partnership Entities nor any of their Subsidiaries will, without the written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), do any of the following:

a. amend or otherwise change its certificate or articles of incorporation or formation, bylaws, limited partnership agreement, limited liability company agreement, regulations or equivalent governing documents;

b. make or commit to make any capital expenditure or group of related capital expenditures in excess of $25,000 individually or $500,000 in the aggregate among the Company, the Partnership Entities and their Subsidiaries;

c. issue, sell, pledge, exchange, dispose of, grant, lease, mortgage, hypothecate, encumber or authorize the issuance, sale, pledge, exchange, disposition, grant, lease, mortgage, hypothecation or encumbrance of (1) any shares of capital stock, partnership interests, membership interests or any Options (including any phantom interest), or any other direct or indirect ownership or participation interest, or (2) any assets and properties material to the Company, the Partnership Entities or their Subsidiaries (including the Operating Interests), except for (A) sales of oil, gas, or natural gas liquids in the ordinary course of business consistent with past practices, (B) pledges of assets and properties required by any financing documents to which the Company, the Partnership Entities or their Subsidiaries is a party on the date hereof, (C) sales or other transfers of oil and gas assets described on Schedule 9(c), or (D) dispositions of obsolete assets that are to be replaced or discontinued in the ordinary course of business consistent with past practices;

d. acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or any division thereof or any material amount of assets, except for acquisitions of assets having an aggregate fair market value of less than $500,000 in the ordinary course of business;

e. incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any individual or entity, or make any loans or advances;

f. except for permitted bonus payments set forth in Schedule 9(f) of the Sellers Disclosure Schedule, increase the compensation payable or to become payable to, or grant any severance or termination pay to, its officers, employees, directors or consultants, except pursuant to existing contractual arrangements, or existing compensation plans, or enter into any employment, consulting or severance agreement with, any director, officer or other employee or consultant of the Company, the Partnership Entities or their Subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, employee or consultant except, in each case, for actions resulting from the normal application of the Company’s or the Partnership Entities’ policies, as the case may be, consistent with past practice;

g. declare, set aside or pay any dividend or make any other distribution in respect of its capital stock or partnership or membership interests, other than (1) distributions of cash held as of September 1, 2006 in excess of $3,500,000 (i.e, excluding for purposes of clarification (i) any cash received after September 1, 2006 in excess of such amount, which cash may be part of net income for purposes of calculations under Section 2(b)), (ii) $1,800,000 of cash in the North Burbank Unit escrow account listed on Schedule 2(b) of the Seller Disclosure Schedules and (iii) distributions of cash by the General Partner excluding any cash received from the Partnership after September 1, 2006, provided notice of such distributions is given to the Purchaser; and (2) the conveyance to a Seller of certain non-producing and limited producing properties and saltwater easement set forth on Schedule 9(g) of the Seller Disclosure Schedules;

h. amend in any material respect any Company Material Agreement or Partnership Material Agreement (collectively, the “Material Agreements”) or terminate any Material Agreement prior to the expiration of the term thereof;

i. commence or file any action, suit, or proceeding before any court or governmental agency or authority, or enter into any consent or settlement with respect to any action, claim, proceeding, litigation or investigation, in each case other than in the ordinary course of business;

j. pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than (1) the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against on the Financial Statements or (2) payments of current liabilities in the ordinary course of business which do not bestow any personal benefits to the directors, officers, employees, stockholders, partners or affiliates of the Company, its Subsidiaries or the Partnership Entities that are materially inconsistent with past benefits bestowed on such individuals or entities;

k. make, change or rescind any express or deemed election relating to Taxes, settle or compromise any, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or except as may be required by applicable Law, make any change to any of its Tax accounting methods, policies or procedures;

l. introduce any methods of management or operation with respect to any or all of the Company Operating Interests or Partnership Operating Interests (collectively, the “Operating Interests”) that are materially inconsistent with past practices;

m. voluntarily relinquish its position as operator of any Well or abandon any Well other than as required by law or contract;

n. enter into any new sales contract or supply contract which cannot be cancelled on 30 days’ prior notice;

o. enter into any financing lease obligation;

p. fail to, or permit its Subsidiaries to fail to, maintain in full force and effect the existing insurance policies or insurance policies with substantially comparable terms and coverages covering the Company, the Partnership Entities or their Subsidiaries or their respective properties, assets and businesses or comparable replacement policies, except to the extent such policies cease to be available on commercially reasonable terms (other than bonds or similar instruments in the ordinary course of business); or

q. commit or agree to any of the foregoing.

In furtherance of the foregoing, the Purchaser shall periodically make available to the Company a representative of the Purchaser, and the Company shall provide work space in its principal corporate offices during its normal business hours for a representative of the Purchaser, which Purchaser representative will facilitate any consent required by the Purchaser hereunder. Each of the Sellers agrees to cause the Company and the Partnership Entities to promptly inform such Purchaser representative of any practices, activities or transactions that might require consent by the Purchaser hereunder and will afford such Purchaser representative reasonable access to any books and Records necessary for such consent to be made on an informed basis.

10. Other Covenants.

a. Further Assurances. Subject to the terms and conditions herein provided, each Party shall take, or cause to be taken, all actions and shall do, or cause to be done, all things necessary, appropriate or desirable under any applicable laws or under applicable governing agreements to consummate and make effective the transactions contemplated by this Agreement, including using reasonable efforts to obtain all necessary waivers, consents and approvals and effecting all necessary registrations and filings. Each Party shall take, or cause to be taken, all action or shall do, or cause to be done, all things necessary, appropriate or desirable to cause the covenants and conditions applicable to the transactions contemplated hereby to be performed or satisfied as soon as practicable. In addition, if any governmental authority shall have issued any order, decree, ruling or injunction, or taken any other action that would have the effect of restraining, enjoining or otherwise prohibiting or preventing the consummation of the transactions contemplated hereby, each of the Parties shall use reasonable efforts to have such order, decree, ruling or injunction or other action declared ineffective as soon as practicable. With respect to all actions required to be taken by the Company or the Partnership Entities pursuant to this Agreement (including, without limitation, under Section 8, Section 9 and this Section 10), each of the Shareholders, with respect to the Company, and the Partners, with respect to the Partnership, and Members with respect to the General Partner, shall take, or cause to be taken, all action and shall do, or cause to be done, all things necessary, appropriate or desirable to cause the Company or the Partnership Entities, as the case may be, to take those actions. Subsequent to the Closing, each Seller, without the necessity of any further consideration whatsoever, will execute and deliver such further instruments and take such additional actions as the Purchaser may reasonably request to confirm or further evidence the transactions contemplated hereby. In addition to the foregoing, the Sellers shall cause each of the Company and the Partnership Entities to use its reasonable best efforts in conjunction with the Purchaser’s efforts to cause those individuals who serve an accounting or finance function at the Company or the Partnership Entities and the Company’s or Partnership Entities independent accountants to assist the Purchaser, at the Purchaser’s expense, in preparing the audited and unaudited historical and the pro forma financial information that will be required to be filed by the Purchaser with on Form 8-K/A or other form after the consummation of the transactions contemplated by this Agreement.

b. Employment Matters; Non-Solicitation.

I. Purchaser agrees with the Sellers that, unless otherwise agreed to by a majority of the Sellers, it will offer to hire and employ at will (or keep on the Company’s payroll) the current office employees and field employees of the Company for period of twelve months (and, with respect to field employees, as to their present location for a period of twelve months) and with substantially equivalent expected total compensation (excluding any extraordinary bonus paid by the Company during 2006, but otherwise including bonus and benefits), subject to satisfactory performance by such employees at the Purchaser’s sole discretion. Except for the foregoing, which shall be an obligation to the Sellers and not for the benefit of any other Person, nothing in this Agreement shall be construed as requiring the Purchaser, the Company or the Partnership Entities to employ any employee of the Company or the Partnership Entities for any length of time following Closing. Except as specifically provided in this Agreement, nothing in this Agreement, express or implied, shall be construed to prevent the Company or the Partnership Entities from (i) terminating, or modifying the terms of employment of, any Company or Partnership Entities employee following the

Closing Date or (ii) terminating or modifying to any extent any Benefit Plan or any other employee benefit plan, program, agreement or arrangement that the Company, the Partnership Entities or its or their affiliates may establish or maintain.

II. Sellers agree that for a period of two years following the date of this Agreement, Sellers shall not, nor permit any Person controlled by such Person to, offer to hire or hire any of the employees of the Company, the Partnership Entities or their Subsidiaries, without the prior written consent of the Purchaser, either as employees or consultants to such Persons

III. Contingent upon Closing and effective immediately prior to the Closing Date, Sellers and the Company shall (i) take any and all necessary action to terminate each Benefit Plan of the Entities or their Subsidiaries that is intended to be qualified under Section 401(a) and (k) of the Code (“Seller’s 401(k) Plan”) and (ii) take such actions, if any, as may be necessary to notify each affected participant or beneficiary that he or she is entitled to a distribution from Seller’s 401(k) Plan on account of such termination. Purchaser agrees to cause a defined contribution plan maintained or contributed to by the Purchaser or any of its ERISA Affiliates that is intended to be qualified under Sections 401(a) and (k) of the Code (“Purchaser’s 401(k) Plan”) to provide, upon such terms and conditions as may be established by Purchaser in its sole discretion, each affected participant in Seller’s 401(k) Plan an opportunity to make a direct rollover to Purchaser’s 401(k) Plan of an eligible distribution of cash from Seller’s 401(k) Plan. Purchaser shall take such action, if any, as may be necessary to ensure that Purchaser’s 401(k) Plan shall recognize service recognized under Seller’s 401(k) Plan for purposes of determining eligibility and vesting under Purchaser’s 401(k) Plan.

c. Office Lease. At Closing, the Purchaser will cause the Company to extend the Company’s Tulsa office lease for its principal executive offices at the fair market value of such lease and for a term to be reasonably agreed upon by the Purchaser and the lessor.

d. Company Tax Status. I. Sellers shall provide evidence in form and substance reasonably satisfactory to Purchaser of (a) acceptance by the IRS of the Company’s election to be treated as an S Corporation under Section 1362 of the Code and (b) acceptance or acknowledgment by any relevant taxing authority of the Company’s similar status under any corresponding provision of applicable state and local income tax Law. Sellers shall provide evidence (or access to information) in form and substance reasonably satisfactory to Purchaser that the Company’s election to be treated as an S Corporation under Section 1362 of the Code has not been terminated or revoked and will be in effect as of the Closing Date.

II. Sellers shall provide evidence in form and substance reasonably satisfactory to Purchaser of (a) acceptance by the IRS of the Company’s election to treat each of its corporate Subsidiaries as a qualified subchapter S subsidiary under Section 1361(b) of the Code and Treasury Regulation Section 1.1361-3 and (b) acceptance or acknowledgement by any relevant taxing authority of such entities’ similar status under any corresponding provision of applicable state and local income tax Law. Sellers shall provide evidence (or access to information) in form and substance reasonably satisfactory to Purchaser that the Company’s elections under Section 1361 of the Code to treat each of its corporate Subsidiaries as a qualified subchapter S subsidiary have not been terminated or revoked and will be in effect as of the Closing Date.

III. None of Company or the shareholders of the Company shall revoke the Company’s election to be taxed as an S Corporation within the meaning Sections 1361 and 1362 of the Code, take or allow any action (other than a change in Law) that would result in the termination of the Company’s status as a validly electing S Corporation within the meaning of Sections 1361 and 1362 of the Code, or take or allow any action (other than a change in Law) that would result in the termination of any Subsidiary of the Company’s status for federal income tax purpose as a qualified subchapter S subsidiary or disregarded entity, as applicable.

e. Section 338(h)(10) Election; Tax Adjustment.

I. At the request of Purchaser, the shareholders of the Company will cause the Company to join with Purchaser in making an election under Section 338(h)(10) of the Code (and any corresponding election under state, local, and foreign tax law) with respect to the purchase and sale of the Shares of the Company hereunder (a “Section 338(h)(10) Election”). Each Seller will include any income, gain, loss, deduction, or other Tax item resulting from the Section 338(h)(10) Election on its Tax Returns to the extent permitted by applicable law. The allocation of the Purchase Price among the assets of the Company shall be made in accordance with Section 338 of the Code and the Treasury Regulations promulgated thereunder. The Sellers shall, unless it would be unreasonable to do so, accept Purchaser’s determination of such allocations of the Purchase Price and shall report, act and file in all respects and for all purposes consistent with such determination of Purchaser. To facilitate such election, all of the “S corporation shareholders” as defined in Treasury Regulation Section 1.338(h)(10)-1(b)(5) shall execute and deliver to Purchaser such forms as Purchaser shall request or as required by applicable law for effective Section 338(h)(10) Elections, including IRS Form 8023 (together with any schedules or attachments thereto.

II. If Purchaser chooses to make a Section 338(h)(10) Election, Purchaser shall pay to the Shareholders, in cash, the amount of additional consideration necessary to cause the Shareholders’ after-Tax net proceeds from the sale of the Shares with the Section 338(h)(10) Election to be equal to the after-Tax net proceeds that the Shareholders would have received had the Section 338(h)(10) Election not been made, taking into account all appropriate state, federal and local Tax implications (the “Tax Adjustment”); provided, however, the maximum amount of the Tax Adjustment shall in no event exceed $17 million in the aggregate. Sellers and the Purchaser will work together in good faith to determine the actual amount of ordinary income recapture allocable to the Sellers on a property-by-property basis.

f. Section 754 Election. Sellers shall consent to and cooperate with Purchaser in making an election under Section 754 of the Code by each of the Partnership and the General Partner with respect to the Partnership’s and the General Partner’s Tax year that includes the Closing Date to adjust the basis of the Partnership’s assets under Section 754 of the Code.

g. Closing Tax Certificate. On the Closing Date, each Seller shall deliver to the Purchaser a certificate signed under penalties of perjury (i) stating that it is not a foreign person, (ii) providing its taxpayer identification number, and (iii) providing its address, all pursuant to Section 1445 of the Code.

h. Cooperation on Tax Matters.

I. The Parties shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes (each, a “Tax Proceeding”). Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties agree (A) to retain all books and records with respect to Tax matters pertinent to the Company and the Partnership Entities to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or the Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, shall allow the other party to take possession of such books and records.

II. The Parties further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

i. Acquisition of Related Operating Interests. Except for leases set forth on Schedule 6(u), for a period of three years after the Closing Date Sellers hereby agree that, to the fullest extent permitted by applicable law, unless the Sellers shall have first offered an opportunity to the Purchaser and Purchaser shall have expressly declined such opportunity in writing, neither the Sellers, nor any Person controlled directly or indirectly by any of the Sellers, shall acquire any properties or interests in Hydrocarbons in, under or that may be produced from (i) any lands covered by any of the Company Operating

Interests or Partnership Operating Interests or (ii) any formation in which any Well comprising the Company Operating Interests or Partnership Operating Interests is completed or from which any of the Company Operating Interests or Partnership Operating Interests is producing (or capable of producing) Hydrocarbons, which Hydrocarbons if produced would drain or otherwise adversely affect any of the Company Operating Interests or Partnership Operating Interests or their related Hydrocarbons. In addition, the Sellers shall not provide any confidential or proprietary information of the Entities to any other Person in which such Sellers have any direct or indirect interest (whether or not controlled by the Sellers) which may reasonably be used by such Person to acquire properties or interests in such Hydrocarbons. In the event any Seller acquires any properties or interests in contravention of the foregoing provisions of this Section 10(i), such Seller hereby agrees that, in addition to any other remedy available to the Purchaser, upon request from the Purchaser such Seller hereby agrees to sell and assign, or cause any controlled Person to sell and assign, such properties or interests, together with any cash or other properties received thereon or derived therefrom, to the Purchaser at the purchase price to the Seller or such controlled Person.

j. Special Warranty of Title by Sellers. Notwithstanding anything to the contrary herein, Sellers shall warrant and defend title to the Company Operating Interests, Partnership Operating Interests, Company Owned Real Property and Partnership Owned Real Property against all claims and demands of Persons claiming by, through or under Sellers or the Company or the Subsidiaries, but not otherwise.

11. Conditions to Proceed with Closing. The obligation of the Parties to proceed with Closing shall be subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions:

a. Conditions to the Parties’ Obligation to Proceed with Closing. The obligation of the Sellers and the Purchaser to proceed with Closing shall be subject to the satisfaction or waiver, on or before the Closing Date, of the following condition: all authorizations, consents, orders, declarations or approvals of, or filings with or terminations or expirations of waiting periods imposed by (including, without limitation, expiration of any waiting period pursuant to the HSR Act), any governmental entity or regulatory authority, which the failure to obtain, make or occur would have the effect of making the transactions contemplated by this Agreement illegal or would have (or would be reasonably likely to have) a Material Adverse Effect on any of the Company, the Partnership or the Purchaser assuming the transactions contemplated by this Agreement had taken place, shall have been obtained, made or occurred on or before the Closing Date.

b. Conditions to the Purchaser’s Obligation to Proceed with Closing. The obligation of the Purchaser to proceed with Closing shall be subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions:

I. Ownership Representations. The representations and warranties set forth in Section 4(d), Section 5(c), Section 5(d) and Section 6(c) (the “Ownership Representations”) shall be true and correct in all respects at Closing.

II. Covenant Compliance. The Entities and the Sellers shall have complied in all material respects with those covenants contained in this Agreement that are applicable to them.

III. Non-Ownership Representations. Except for the Ownership Representations, all of the representations and warranties set forth in Section 4, Section 5 and Section 6 (collectively, the “Non-Ownership Representations”) shall be true and correct in all material respects at Closing, except to the extent that the circumstances causing the Non-Ownership Representations not to be true and correct in all respects (disregarding all qualifications contained therein regarding materiality) would not, individually or in the aggregate, constitute a Material Adverse Change.

IV. 100% Delivered. The Shareholders shall be in a position to deliver all, and not less than all, of the issued and outstanding equity securities of the Company, together with any Options of the Company, to the Purchaser and the Partners shall be in a position to deliver all, and not less than all, of the partnerships interests in the Partnership, together with any Options of the Partnership, to the Purchaser, in each case pursuant to Sections 12(a)(I) and (II).

V. Seller Certificates. The Purchaser shall have received from each Seller an unqualified certificate covering those items addressed in Section 12(a)(III).

VI. Legal Opinions. The Purchaser shall have received a legal opinion or legal opinions from counsel reasonably acceptable to the Purchaser, in form and substance reasonably satisfactory to the Purchaser and its counsel, as to the due authorization of the Person executing this Agreement on behalf of each Seller that is an entity to execute and deliver this Agreement on behalf of such Seller, such opinions to be substantially in the form of Exhibit F.

VII. Resignations. Each director and officer of the Company and its Subsidiaries shall have delivered to the Purchaser a letter of voluntary resignation from such positions with the Company and its Subsidiaries effective as of the Closing (and, in the case of any officer party to an employment agreement with the Company, such letter shall acknowledge that such resignation constitutes a termination of such agreement by the employee “without cause” for purposes of such agreement).

VIII. Casualty Loss. No Operating Interests, Wells or other oil and gas interests of the Company, its Subsidiaries or the Partnership shall have been damaged or destroyed by any natural event (including, without limitation, any storm, flood, hurricane, washout, landslide, earthquake, lightning, fire or other act of God) or other casualty or been taken in condemnation or under right of eminent domain, except for such destructions, casualties or takings as would not, individually or in the aggregate, constitute a Material Adverse Change.

IX. Environmental Compliance. Except as would not, individually or in the aggregate, constitute a Material Adverse Change, the Company, its Subsidiaries and the Partnership shall (1) be in possession of all Environmental Approvals needed to carry on their current operations, (2) except as set forth on Schedules 5(g) and 6(f) of the Seller Disclosure Schedules, be in compliance with all Environmental Laws and (3) except as set forth on Schedule 5(j) and (6)(i) of the Seller Disclosure Schedules, not have received any demand or notice with respect to any Environmental Claims or non-compliance with Environmental Laws; provided, the existence of any of the foregoing, together with any other Environmental Defects, that would not reasonably be estimated to represent an aggregate liability equal to or less than $15.0 million, shall not be deemed to represent a Material Adverse Change solely due to the estimated cost of such liabilities. The Purchaser and its independent, third-party environmental consultants shall not have discovered or identified any Environmental Defects that may reasonably be estimated to represent Environmental Remediation Costs in excess of $15.0 million (including any matters set forth on Schedules 5(g), 5(j), 5(t), 5(w), 5(x), 6(f), 6(i), 6(s), 6(v) and 6(w) of the Seller Disclosure Schedules).

X. Spousal Consents. To the extent that any Seller that is an individual or their spouse is currently a resident or subject to the family, estate or probate laws of any state that is a community property state, the spouse of such Seller shall have executed and delivered to the Purchaser a written instrument substantially the form attached hereto as Exhibit G.

XI. Lenders’ Diligence. Purchaser shall have received results reasonably satisfactory to the Purchaser’s lender or other financing parties (collectively, the “Lenders”), if any, in their discretion, of a review of (i) the Company’s, the Partnership’s, and their Subsidiaries’ title to the Operating Interests; (ii) the environmental condition of the Operating Interests; (iii) such reserve reports as may be required by Lenders with respect to the Operating Interests; (iv) the Hedge Transactions, if any, relating to the Operating Interests; and (v) such other matters relating to the Operating Interests as to which Lenders’ satisfactory evaluation shall be a condition to borrowing or other financing.

XII. No Material Issues for Financing. There shall not exist, or have occurred any change to, any issues relating to the Company or the Partnership or their business or assets that would impair or prevent the ability of the Purchaser to consummate a financing with the Lenders.

XIII. No Other Liabilities or Obligations. To the extent Sellers have not made available any items or related information set forth on the Seller Disclosure Schedule prior to the date of this Agreement, such information provided, disclosed or discovered by the Purchaser after the date of this Agreement and reviewed by the Purchaser shall be reasonably satisfactory to the Purchaser and shall not constitute or reflect any material liabilities or adverse conditions or obligations, whether direct, indirect, contingent or otherwise, of any of the Entities, their business, operating, assets, financial condition or business prospects.

c. Conditions to the Sellers’ Obligation to Proceed with Closing. The obligation of the Sellers to proceed with Closing shall be subject to the satisfaction or waiver, on or before the Closing Date, of the following:

I. Representations and Warranties. The representations and warranties set forth in Section 7 shall be true and correct in all respects at Closing and the Purchaser shall have complied in all material respects with those covenants contained in this Agreement that are applicable to it, except in each case as would not negatively impact the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

II. Payment of Share Purchase Price. Purchaser shall be in a position to pay, simultaneously with the Closing, the Interest Purchase Price.

12. Actions to be Taken At Closing.

a. Sellers’ Actions at Closing. At the Closing, each Seller shall execute, acknowledge and (upon payment of the funds specified in Section 12(b)(I) and Section 12(b)(II)) deliver to the Purchaser the following:

I. Transfer of Shares. The original stock certificates representing such Seller’s Shares, duly endorsed for transfer (or accompanied by duly executed stock transfer powers separate from the certificate);

II. Transfer of Partnership Interests and Membership Interests. An Assignment of Partnership Interests in the form of Exhibit H and an Assignment of Membership Interests in the form of Exhibit I;

III. Certificate. A certificate, as to such Seller, certifying that (1) the Ownership Representations are true and correct in all respects as of the Closing Date, (2) the Non-Ownership Representations are true and correct in all material respects as of the Closing Date (other than representations and warranties qualified by materiality, which shall be true and correct in all respects), and (3) such Seller has complied with the covenants to which it is subject under this Agreement in all material respects;

IV. Escrow Agreement. The Environmental Escrow Agreement and, if applicable, the Title Escrow Agreement; and

V. Other Necessary Instruments. All other instruments as may be reasonably required to consummate the agreements of the Parties hereunder.

b. Purchaser’s Actions at Closing. At Closing, upon the tendering of all of the Shares and the assignment of all of the Partnership Interests and the Membership Interests, Purchaser or its designated affiliate shall:

I. Payment of the Interest Purchase Price. Pay to the Sellers, by wire transfer of immediately available funds, the Interest Purchase Price;

II. Certificate. Deliver a certificate certifying that (1) the representations and warranties provided hereunder by the Purchaser are accurate and true in all material respects as of the Closing (other than representations and warranties qualified by materiality, which shall be true and correct in all respects) and (2) that the Purchaser has complied with the covenants to which it is subject under this Agreement in all material respects, except in each case as would not negatively impact the ability of the Purchaser to consummate the transactions contemplated by this Agreement; and

III. Escrow Agreement. Execute the Environmental Escrow Agreement and, if applicable, the Title Escrow Agreement, and pay to the Escrow Agent the Escrow Amount and any other applicable amount under the Title Escrow Agreement.

13. Expiration of Representations, Warranties and Covenants. The Ownership Representations and the representations made by the Purchaser in Section 7 shall survive indefinitely. The Non-Ownership Representations of the Sellers contained herein, and any certificate delivered hereunder, to the extent that such certificate relates to such representations and warranties, other than the Environmental Representations and Title Representations, shall survive for the duration of the applicable statute of limitations relating to the matters of such representations following the Closing Date. The Environmental Representations and Title Representations shall not survive the Closing Date. All covenants and other agreements contained herein shall survive indefinitely, except for the following: (1) Section 8 shall expire at Closing, except for Section 8(a), which shall survive indefinitely, (2) Section 9 shall expire at Closing Date and (3) Section 11 shall expire at Closing (the covenants and other agreements which shall survive the Closing being referred to as the “Surviving Covenants”).

14. Indemnification.

a. Indemnification by Sellers. Each Seller jointly and severally covenants and agrees that it will indemnify, defend and hold harmless the Purchaser, the Company, the Partnership and their respective officers, directors, employees, agents, representatives and affiliates (collectively, the “Purchaser Indemnified Parties”) from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, losses, liabilities, diminutions of value, costs and expenses (including, without limitation, reasonable attorneys’ fees) (collectively, “Losses”) arising directly or indirectly from, as a result of or in connection with any breach of the representations that by their terms survive the Closing and the Surviving Covenants. In respect of the indemnification obligation set forth in the immediately preceding sentence, (1) no Seller shall be liable for any other Seller’s breach of Section 4(d), Section 12(a)(I) or the certificate delivered by any other Seller pursuant to Section 12(a)(II) or for fraud committed by any other Seller, (2) the liability of each Seller for all claims hereunder shall be limited in amount to the amount labeled “Distribution Amount” on Exhibit C for each Seller (subject to adjustment pursuant to Section 3) and (3) (A) each Seller shall be solely liable for such Seller’s breach of Section 4(d), Section 11(a)(I) or the certificate delivered by such Seller pursuant to Section 12(a)(II) (to the extent that such certificate relates to such Seller’s compliance with Section 4(d) and Section 12(a)(I)) or for fraud committed by such Seller and (B) any Seller’s liability for breaches of any of the representations that by their terms survive the Closing or for breaches of the Surviving Covenants shall be limited to all Losses resulting from such breach multiplied by such Seller’s Sharing Ratio. Any claim for indemnification pursuant to this Section 14(a) based on the breach of a covenant that survives the Closing for a finite period must be asserted by the Purchaser or a Purchaser Indemnified Party on or before the expiration of such finite period for such claim to be enforceable.

b. Exclusive Remedy for Breaches of Representations, Warranties and Covenants. Except as specifically set forth in Section 14(a) and the rights of the Purchaser pursuant to any instrument delivered pursuant to Section 11(b) (except for the certificates described in Section 11(b)(V)), effective upon the Closing of the transactions contemplated by this Agreement, in the absence of fraud on the part of a Seller in connection with the negotiation, execution or delivery of this Agreement or the consummation of the transactions contemplated hereby (to the extent determined by a final judgment of a court of competent jurisdiction), the Purchaser, on behalf of itself and the Purchaser Indemnified Parties, waives any rights or claims it or any other Purchaser Indemnified Party may have against any Seller, whether in law or equity (except as relates to adjustments to the Aggregate Purchase Price in accordance with Section 3) for any Seller’s breach of a representation or warranty contained in this Agreement and for breaches of any covenant or other agreement, including, without limitation, claims for contribution or other rights of recovery arising out of or relating to any Environmental Laws, claims for breach of contract, breach of implied covenants, negligent misrepresentation and all other claims for breach of duty. For the avoidance of doubt, Section 14(a) sets forth the exclusive remedies available to the Purchaser or the Purchaser Indemnified Parties for any breach by the Sellers of this Agreement.

c. Indemnification by Purchaser. After the Closing Date, the Purchaser agrees that it will indemnify, defend and hold harmless the Sellers from any and all from and against all Losses arising as a result of or in connection with any Environmental Claims relating to the Company, the Partnership Entities or their Subsidiaries as of the Closing Date.

d. No Waiver of Fraud. NOTHING RELATING TO (1) THE EXPIRATION OF ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT SET FORTH IN THIS AGREEMENT, (2) THE INDEMNIFICATION PROVISIONS SET FORTH IN THIS AGREEMENT, (3) THE EXCLUSIVENESS OF ANY REMEDIES UNDER THIS AGREEMENT OR (4) ANY OTHER MATTER SHALL BE DEEMED TO BE A WAIVER OF ANY RIGHT OR CLAIM THAT ANY PARTY MAY HAVE AGAINST ANY OTHER PARTY IN RESPECT OF SUCH PARTY’S FRAUD.

15. Termination of Agreement. This Agreement may be terminated as provided below:

a. by mutual written consent of the Purchaser and the Majority of Sellers at any time prior to the Closing;

b. by the Purchaser if the Closing shall not have occurred on or before December 31, 2006 for any reason not primarily attributable to the breach by the Purchaser of any representations, warranties or covenants contained in this Agreement;

c. by the Purchaser if the Sellers have breached an Ownership Representation in any respect, the Purchaser has notified the Sellers of the breach, and the breach has continued without cure for a period of 10 Business Days after the notice of breach;

d. by the Purchaser if the Sellers have breached a Non-Ownership Representation or any covenant in this Agreement in any respect and the breach has continued without cure for a period of 10 Business Days after the notice of breach;

e. by the Purchaser if the Title Defect Amount that is uncured as of the Closing Date exceeds $50.0 million;

f. by the Majority of Sellers if the Closing shall not have occurred on or before December 31, 2006 for any reason not primarily attributable to the breach by the Sellers, the Company or the Partnership of any representations, warranties or covenants contained in this Agreement;

g. by the Majority of Sellers if the Purchaser has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Sellers have notified the Purchaser of the breach, and the breach has continued without cure for a period of 10 Business Days after the notice of breach; or

h. by the Majority of Sellers if the Title Defect Amount that is uncured as of the Closing Date exceeds $50.0 million.

If this Agreement is terminated (1) by mutual written consent of the Purchaser and the Majority of Sellers pursuant to Section 15(a), (2) by the Purchaser pursuant to Section 15(e) or (3) by the Majority of Sellers pursuant to Section 15(h), then all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party. Termination pursuant to Section 15(b), Section 15(c), Section 15(d), Section 15(f) or Section 15(g) shall not relieve any Party from any liability for a willful and material breach by such Party of its covenants and agreements set forth in this Agreement, and all rights and remedies at law or in equity of the non-breaching Party in respect of such breach shall be preserved.

16. General Provisions.

a. Entire Agreement. This Agreement together with the Schedules and Exhibits contains the entire understanding of the Parties with regard to the subject matter hereof and no warranties, representations, promises or agreements have been made between the Parties other than as expressly herein set forth. This Agreement supersedes any previous agreement or understanding between the Parties and cannot be modified or amended except in a writing executed by the Purchaser and the Majority of Sellers.

b. Binding Effect. Upon execution, this Agreement shall be binding and fully enforceable and shall inure to the benefit of the Parties hereto, their successors, assigns, personal representatives and heirs.

c. Notices. All notices as may be required by this Agreement shall be deemed given if delivered personally or sent by facsimile during normal business hours of the recipient, the next Business Day if sent by overnight courier, or upon receipt if sent by U.S. Mail to the respective parties at the addresses set forth below:

To Sellers:            See Exhibits A-1, A-2 and A-3

To Purchaser:

Chaparral Energy, Inc.

701 Cedar Lake Boulevard

Oklahoma City, Oklahoma 73114

Fax: (405) 478-2906

ATTN: Mark A. Fischer

With a copies to:

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas 77002

Fax: (713) 220-4285

ATTN: David C. Buck

d. Severability. In the event that any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions, or portions thereof, shall not be affected thereby and effect shall be given to the intent manifested by the provisions, or portions thereof, held to be enforceable and valid.

e. Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed under the laws of the State of Oklahoma without regard to its choice of law provisions that would apply the law of any other state. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

f. Arbitration of Net Defect Amount Disputes. After Closing, disputed Title Defects and Environmental Defects, including any disputes as to whether any Title Defect or Environmental Defect has been cured (collectively, “Arbitrable Disputes”) shall be submitted to binding arbitration conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”), as supplemented to the extent necessary to determine any procedural appeal questions arising under the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section 16(f) and the Commercial Arbitration Rules or the Federal Arbitration Act, then this Section 16(f) shall control. Arbitration shall be initiated by the Claimant (as defined below) serving written notice on the Respondent (as defined below) that the Claimant elects to refer the Arbitrable Dispute to binding arbitration. Unless otherwise agreed by the Parties, a panel of three neutral arbitrators will decide the Arbitrable Dispute. The Parties shall select the arbitrators as follows: (1) the Party commencing the arbitration proceeding (the “Claimant”) shall select one arbitrator and shall notify the other Party (the “Respondent”) in writing of its selection at the time the Claimant commences the arbitration proceeding; (2) the Respondent shall select one arbitrator and, within 30 days after receipt of the Claimant’s designation of arbitrator, shall notify the Claimant in writing of its selection; (3) if the Respondent fails or refuses to designate an arbitrator within such period, the Claimant may request the administrator of the Dallas, Texas office of the AAA to provide the Parties with a list of potential arbitrators in accordance with, and the second arbitrator shall be determined pursuant to, Article 7 of the Commercial Arbitration Rules of AAA; (4) The two arbitrators so chosen shall select a third arbitrator within 30 days after appointment of the second arbitrator; and (5) if the Party-appointed arbitrators cannot reach agreement upon the third arbitrator within the 30-day period, the administrator of the Dallas, Texas office of the AAA shall provide the Parties with a list of potential arbitrators in accordance with, and the third arbitrator shall be determined pursuant to, Article 7 of the Commercial Arbitration Rules of AAA. All arbitrators must (1) be neutral persons who have never been officers, directors, employees, or consultants or had other business relationships with the Parties or any of their Affiliates, officers, directors or employees, and (2) have not less than fifteen (15) years recent experience in the U.S. oil and gas industry relevant to the matters in dispute. The arbitration hearing will be conducted in Oklahoma City, Oklahoma, and shall commence as soon as practicable after the selection of the third arbitrator. The Parties and the arbitrators shall proceed diligently and in good faith so that the arbitrators’ determination can be made as promptly as possible. The arbitrators may consult with and engage disinterested third parties to advise the arbitrators, including, without limitation, petroleum engineers, petroleum landmen, and environmental engineers and consultants, as appropriate. The arbitrators’ determination shall be made in writing, including findings of fact and conclusions of law, within 45 days after submission of the matters in dispute. Judgment may be entered on the award, and the award may be judicially enforced. Except as provided in the Federal Arbitration Act, the decision of the arbitrators shall be binding on and non-appealable by the Parties. The arbitrators shall act for the limited purpose of resolving the specific Arbitrable Disputes and may not award damages, interest or penalties with respect to any matter. Further, the arbitrators shall have no right or authority to grant or award indirect, consequential, punitive or exemplary damages of any kind. The Parties shall each bear their own legal fees and other costs of presenting their case. The Sellers, on the one hand, and the Purchaser, on the other hand, shall each pay 50% of the fees and expenses of the arbitrators.

g. Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts and each such counterpart shall be considered an original and an enforceable agreement. Facsimile and electronic signatures to this Agreement shall be valid.

h. Notice of Developments. Each Party will give prompt written notice to the others of any material breach of any of its representations, warranties and covenants contained herein.

i. Exclusivity.

I. Prior to the earlier to occur of (1) the Closing and (2) the termination of this Agreement, Sellers will not (and the Sellers will not cause or permit the Company, the Partnership, their Subsidiaries or any of its or their representatives, advisors, agents or controlled affiliates to) intentionally solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any of the issued and outstanding capital stock of the Company, any of the partnership interests of the Partnership or membership interests of the General Partner, or assets of the Company, the Partnership Entities or their Subsidiaries (except for sales permitted pursuant to Section 9) (including any acquisition structured as a merger, consolidation, share exchange or other business combination or recapitalization).

II. Sellers and Purchaser agree to negotiate in good faith for the purchase and sale of all of Sellers’ interest in Green Country Supply, Inc., d/b/a GCS Chemical, GCS Supply and GCS Submersible Pumps and Cal Bohannon Drilling Company, and Osage Cementing Services, Inc. (the “Related Entities”); provided, however that it shall be within the sole discretion of each Party whether to enter into an agreement for the purchase and sale of the Related Entities, it being understood that no Party shall have any liability whatsoever in the event it determines not to enter into such an agreement..

j. Other Post-Closing Covenants. After Closing, if any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action as any other Party reasonably may request, all at the sole cost and expense of the requesting Party. If any Party is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with any transaction on or prior to the Closing Date involving the Company or the Partnership, each of the other Parties shall cooperate with it and its counsel in the defense or contest, all at the sole cost and expense of the contesting or defending Party.

k. Press Releases and Public Announcements. No Seller shall issue, or permit the Company or the Partnership to issue, any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Purchaser; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law, or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

l. No Third Party Beneficiaries. Except as provided in Section 8(b), this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

m. Expenses. Notwithstanding anything contained herein, all fees, costs, and expenses for investment advisors, attorneys and accountants retained by the Sellers or the Company and the Partnership to facilitate the transactions contemplated by this Agreement shall be paid by the Sellers, respectively based on their pro rata share of the Aggregate Purchase Price. All fees, costs, and expenses incurred by the Purchaser in connection with the transactions contemplated by this Agreement shall be paid by the Purchaser.

n. Limitation of Damages; Enforcement of Agreement. There shall be no liability under this Agreement for consequential, special, punitive or exemplary damages. The Parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms. Accordingly, the Parties agree that each Party may be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement in any appropriate court, the foregoing being in addition to (and not to the exclusion of) any other remedy to which a Party may be entitled at law or in equity.

o. Disclosure Generally. The fact that any item of information is disclosed in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

17. Definitions.

a. “AAA” is defined in Section 16(f).

b. “Aggregate Purchase Price” is defined in Section 2(a)

c. “Aggregate Title Defect Amount” is defined in Section 2(a).

d. “Agreement” is defined in the introductory paragraph.

e. “Allocated Value” means, with respect to an asset of the Company, the Partnership or their Subsidiaries, the portion of the Aggregate Purchase Price allocated to such asset as set forth in Exhibit D. Allocated Value is made for purposes of Section 3(a) of this Agreement only and shall not be deemed representative of the actual fair market value for accounting, tax or any other purpose.

f. “Arbitrable Dispute” is defined in Section 16(f).

g. “Benefit Plan(s)” means (i) any Pension Plan, Welfare Plan, bonus, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, stock appreciation, phantom stock, retirement, vacation, leave of absence, severance, salary continuation, disability, death benefit, hospitalization, medical, dependent care, cafeteria, employee assistance, scholarship, employment, fringe benefit or other similar agreement, plan, program, arrangement or understanding (whether or not covered under Section 3(3) of ERISA and whether or not legally binding) that is sponsored, maintained, contributed to or required to be contributed to by the Company, the Partnership or any ERISA Affiliate of either and as to which the Company, Partnership or any ERISA Affiliate of either has or may have any obligation or liability, contingent or otherwise, thereunder to or for current or former partners, employees, directors or individual consultants and (ii) all employment, consulting, non-competition, employee non-solicitation, employee loan or other compensation agreements or arrangements.

h. “Business Day” means any day other than Saturday, Sunday or any other day on which banks located in the State of Oklahoma or the State of New York are authorized or obligated to close.

i. “Claimant” is defined in Section 16(f).

j. “Closing” or “Closing Date” shall have the meaning set forth in Section 2(c).

k. “COBRA” means the provisions of the Code and ERISA pertaining to the Consolidated Omnibus Budget and Reconciliation Act of 1986 as amended, including the provisions of Section 4980B of the Code and Sections 601 – 608 of ERISA.

l. “Code” means the Internal Revenue Code of 1986, as amended.

m. “Common Stock” is defined in Section 5(c).

n. “Company” is defined in the introductory paragraph.

o. “Company Affiliated Group” is defined in Section 5(h).

p. “Company Employee” means a common law employee of the Company or any ERISA Affiliate.

q. “Company Material Agreements” is defined in Section 5(i).

r. “Company Operating Interests” means all of the Company’s and/or its Subsidiaries’ right, title and interest in, to and under, or derived from oil and gas leases and rights, fee mineral interests, rights under unitization, communitization or pooling agreements or orders, and Wells, including all land, facilities, platforms, pipelines, gathering systems, saltwater disposal systems, plants, easements, rights-of-way, surface leases, surface use agreements, personal property and equipment, contracts and information pertaining or relating thereto.

s. “Company Owned Real Property” means the real property and interests in real property owned by the Company and its Subsidiaries other than the Company Operating Interests.

t. “Company Reserve Report” is defined in Section 5(s).

u. “Defect Threshold” is defined in Section 3(d).

v. “Defensible Title” means, as to an asset, such title of the Company, the Partnership or their Subsidiaries, as applicable, that: (1) is deducible of record from the records of the county in which the property is located, and (A) in the case of federal leases, from the records of the applicable office of the Bureau of Lands Management or Minerals Management Service, or (B) in the case of state leases, from the applicable records of the applicable state land office; (2) entitles the Company, the Partnership or their Subsidiaries, as applicable, to receive not less than the “Net Revenue Interest” set forth in Exhibit D as to such asset, without reduction, suspension or termination throughout the productive life of such asset; (3) obligates the Company, the Partnership Entities or their Subsidiaries, as applicable, to bear costs and expenses relating to operations on and the maintenance and development of such asset in an amount not greater than the “Working Interest” set forth in Exhibit D with respect to such asset, without increase for the productive life of such asset (unless there is a corresponding and proportionate increase in Net Revenue Interest with respect to such asset); and (4) is free and clear of liens and material encumbrances and defects, except for Permitted Encumbrances.

w. “De Minimis Defect” is defined in Section 3(a).

x. “Distribution Amount” is set forth in Exhibit C.

y. “Entities” is defined in the introductory paragraph.

z. “Environmental Approvals” means all applicable permits, licenses, authorizations and approvals required by governmental authorities pursuant to any Environmental Law.

aa. “Environmental Claim” means any claim, demand, suit, action, cause of action, proceeding, investigation or notice to the Company, the Partnership Entities or any of their Subsidiaries by any Person or entity alleging any potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, personal injuries, or penalties) arising out of, based on, or resulting from (i) the presence, or Release into the environment, of any Hazardous Substance at any location, whether or not owned, leased, operated or used by the Company, the Partnership Entities or their Subsidiaries, and (ii) circumstances forming the basis of any violation, or alleged violation, of any applicable Environmental Law.

bb. “Environmental Defect” has the meaning provided in Section 3(b).

cc. “Environmental Escrow Agreement” is defined in Section 3(b)

dd. “Environmental Laws” means all applicable federal, state or local laws, statutes, codes, ordinances, permits, licenses, rules, regulations and common law in effect as of the date hereof, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment or to the emission, discharge, release, threatened release, use, treatment, storage, disposal, transportation or handling of pollutants, contaminants or industrial, toxic or hazardous substances, wastes or materials. Environmental Laws include, but are not limited to: the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Clean Water Act, the Clean Air Act, the Federal Water Pollution Control Act, the Oil Pollution Control Act, the Endangered Species Act, and the Safe Drinking Water Act, as such acts may have been amended or supplemented from time to time, the state and local counterparts or equivalents of all such acts, and all rules, regulations and orders adopted under any such statutes.

ee. “Environmental Remediation Costs” is defined in Section 3(b).

ff. “Environmental Representations” means the representations and warranties set forth in Sections 5(g), 5(j), 5(t), 5(w), 5(x), 6(f), 6(i), 6(s), 6(v) and 6(w) solely as such representations and warranties relate to Environmental Claims.

gg. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

hh. “ERISA Affiliate” means any corporation or other entity that is or ever was required to be aggregated under Section 414 (b), (c), (m) or (o) of the Code with the Company or any of its Subsidiaries or with the Partnership or any of its affiliates.

ii. “Escrow Agent” is defined in Section 3(b).

jj. “Escrow Amount” is defined in Section 3(b).

kk. “Financial Statements” is defined in Section 5(e).

ll. “GAAP” means United States generally accepted accounting principles in effect from time to time.

mm. “General Partner” is defined in the introductory paragraph.

nn. “Hazardous Substance” means (i) chemicals, pollutants, contaminants, wastes, toxic and hazardous substances, and oil and petroleum products, (ii) any substance that is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, chlorides, radon gas or related materials or lead or lead-based paint or materials, (iii) any substance, material or waste that requires investigation, removal or remediation under any Environmental Law, or is defined, listed or identified as hazardous, toxic or otherwise dangerous under any Environmental Laws or (iv) any substance that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous.

oo. “Hedge Obligations” is defined in Section 5(n).

pp. “Hedge Transactions” is defined in Section 5(n).

qq. “HSR Act” is defined in Section 8(c).

rr. “Hydrocarbons” means oil, bitumen and products derived therefrom, synthetic crude oil, petroleum, natural gas, natural gas liquids, coal bed methane, and any and all other substances produced in association with any of the foregoing, whether liquid, solid, or gaseous.

ss. “Interests” is defined in the recitals.

tt. “Interest Purchase Price” is defined in Section 2(a).

uu. “IRS” means the Internal Revenue Service.

vv. “knowledge of the Sellers” or “knowledge of the Company” each mean the knowledge of any of the Sellers after reasonable inquiry with officers of the Entities, who are E. Ann Graves, John Graves, Michael L. Graves, Paul Korte and Burton Howard.

ww. “Laws” is defined in Section 5(g).

xx. “Lender” is defined in Section 11(b).

yy. “Lien” is defined in Section 5(d).

zz. “Litigation” is defined in Section 5(j).

aaa. “Losses” is defined in Section 14(a).

bbb. “Majority of Sellers” means Sellers representing greater than fifty percent (50%) of the voting Shares.

ccc. “Material Adverse Change” means any actions, suits, arbitrations, proceedings, facts, circumstances, events, conditions or developments that, individually or in the aggregate, have had or would be reasonably likely to have a Material Adverse Effect.

ddd. “Material Adverse Effect” means any material adverse effect on the business, operations, assets, financial condition or business prospects of the Person referenced and its Subsidiaries, taken as a whole, except for (i) any such effects resulting from changes affecting the United States economy, financial and capital markets or the oil and gas industry in general, or (ii) changes in the prices generally paid for oil, natural gas or equivalents.

eee. “Material Agreements” is defined in Section 9(h).

fff. “Member” and “Members” are defined in the introductory paragraph.

ggg. “Membership Interests” is defined in the recitals.

hhh. “Most Recent Financial Statements” is defined in Section 5(e).

iii. “Most Recent Period End” is defined in Section 5(e).

jjj. “Net Revenue Interest” is set forth in Exhibit D.

kkk. “Non-Ownership Representations” is defined in Section 10(b).

lll. “Objection Deadline” is defined in Section 3(a).

mmm. “Operating Interests” is defined in Section 9(l).

nnn. “Options” is defined in Section 5(c).

ooo. “Ownership Representations” is defined in Section 10(b)(I).

ppp. “Partner” is defined in the introductory paragraph.

qqq. “Partnership” is defined in the introductory paragraph.

rrr. “Partnership Financial Statements” is defined in Section 6(d)

sss. “Partnership Hedge Obligations” is defined in Section 6(m).

ttt. “Partnership Hedge Transactions” is defined in Section 6(m).

uuu. “Partnership Interests” is defined in the recitals.

vvv. “Partnership Material Agreements” is defined in Section 6(h).

www. “Partnership Most Recent Financial Statements” is defined in Section 6(d).

xxx. “Partnership Operating Interests” means all of the Partnership’s right, title and interest in, to and under, or derived from oil and gas leases and rights, fee mineral interests, rights under unitization, communitization or pooling agreements or orders, and

Wells, including all land, facilities, platforms, pipelines, gathering systems, saltwater disposal systems, plants, easements, rights-of-way, surface leases, surface use agreements, personal property and equipment, contracts and information pertaining or relating thereto.

yyy. “Partnership Owned Real Property” means the real property and interests in real property owned by the Company and its Subsidiaries other than the Partnership Operating Interests.

zzz. “Partnership Reserve Report” is defined in Section 6(s).

aaaa. “Party” and “Parties” shall have the meaning provided in the introductory paragraph.

bbbb. “Pension Plan(s)” means any “employee pension benefit plan as such term is defined in Section 3(2) of ERISA (whether or not covered by Section 3(20 of ERISA).

cccc. “Permit: is defined in Section 5(g).

dddd. “Permitted Encumbrances” means, with respect to any asset, any and all of the following: (1) royalties, overriding royalties, production payments, reversionary interests, convertible interests, net profits interests and similar burdens encumbering an asset, to the extent the net cumulative effect of such burdens does not operate to reduce the Company’s, the Partnership’s or their Subsidiaries’ Net Revenue Interest in such asset, to less than that set forth in Exhibit D or increase the Company’s, the Partnership’s or their Subsidiaries’ Working Interest in such asset, above that set forth in Exhibit D without a corresponding and proportionate increase in the associated Net Revenue Interest; (2) consents to assignment and similar contractual provisions affecting transfer of the asset, provided that such consents, if applicable, have been obtained prior to Closing; (3) preferential rights to purchase and similar contractual provisions affecting the asset, provided that such preferential rights, if applicable, have expired or been waived prior to Closing; (4) rights reserved to or vested in a governmental entity having jurisdiction to control or regulate the asset, and all applicable laws of such governmental entities or authorities; (5) easements, rights-of-way, servitudes, sub-surface leases, equipment, pipelines, and utility lines on, over and through the asset, provided that they do not materially interfere with the operation of the asset in the manner such operations were conducted as of the Closing; (6) terms and conditions of unitization, communitization, and pooling agreements, and any other similar agreements affecting the asset, provided that they do not (A) reduce the Company’s, the Partnership’s or their Subsidiaries’ Net Revenue Interest in the asset, to less than that set forth on Exhibit D or increase the Company’s or its Subsidiaries’ Working Interest in the asset, above that set forth on Exhibit D (unless there is a corresponding and proportionate increase in the associated Net Revenue Interest), or (B) materially interfere with the operation of the properties of the Company, the Limited Partnership and their Subsidiaries in the manner such operations were conducted as of Closing; (7) terms and conditions of governmental licenses and permits affecting the asset; (8) liens for taxes or assessments not yet delinquent or, if delinquent, being contested in good faith in the ordinary course of business; (9) liens of operators relating to obligations not yet delinquent or, if delinquent, being contested in good faith in the ordinary course of business; (10) any alleged Title Defects that have been waived by the Purchaser in writing or not asserted on or before the Objection Deadline; and (11) such defects or irregularities in the title to the asset that do not materially interfere with the ownership, operation, value or use of the asset affected thereby and that would not be considered material when applying general standards in the oil and gas industry.

eeee. “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization, or governmental entity.

ffff. “Phase I Environmental Inspection” means an assessment of the Company’s and the Partnership’s compliance with Environmental Laws consisting of examination of the Company’s, the Partnership’s (or its general partner’s) and their Subsidiaries’ files and public documents, interviews of personnel of the Company, the Partnership and their Subsidiaries and of other appropriate persons, visual inspection of Company’s, the Partnership’s and their Subsidiaries’ property, and NORM and asbestos surveys.

gggg. “Purchaser” is defined in the introductory paragraph.

hhhh. “Purchaser’s 401(k) Plan” is defined in Section 10(b).

iiii. “Purchaser Indemnified Parties” is defined in Section 14.

jjjj. “Records” is defined in Section 8(a).

kkkk. “Related Entities” is defined in Section 16(i)(II).

llll. “Release” means any release, disposal, discharge, injection, spill, leak, pumping, dumping, emission, escape, dispersal, leaching, migration or placing into, through or upon the environment, including any land, soil, surface water, ground water or air.

mmmm. “Respondent” is defined in Section 15(f).

nnnn. “S Corporation” is defined in Section 5(h).

oooo. “Section 338(h)(10) Election is defined in Section 10(d).

pppp. “Seller” is defined in the introductory paragraph.

qqqq. “Seller’s 401(k) Plan” is defined in Section 10(b).

rrrr. “Seller Disclosure Schedules” is defined in Section 4

ssss. “Shareholder” is defined in the introductory paragraph.

tttt. “Shares” shall have the meaning set forth in the Recitals.

uuuu. “Sharing Ratio” shall be as set forth in Exhibit C.

vvvv. “Subsidiary” or “Subsidiaries” means with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which more than fifty percent of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by such party or any organization of which such party or a Subsidiary of such party is a general partner or managing member.

wwww. “Surviving Covenants” is defined in Section 13(a).

xxxx. “Tax” or “Taxes” means any and all taxes, including any interest, fines, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, severance taxes, license charges, taxes on stock, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation and other obligations of the same or of a similar nature to any of the foregoing. For purposes of this Agreement, “Taxes” also includes any obligation under any law, agreement or arrangement with any other Person with respect to Taxes of such other Person (including pursuant to Treasury Regulation Section 1.1502-6 or comparable provisions of state, local or foreign tax law) and including any liability for Taxes of any predecessor entity.

yyyy. “Tax Adjustment” is defined in Section 10(e).

zzzz. “Tax Proceeding” is defined in Section 10(h).

aaaaa. “Tax Return” means any report, return (including any information return), declaration, statement, bill, schedule, claim for refund or written information required to be supplied to a federal, state, local or foreign taxing authority in connection with Taxes, including any amendments thereof or any schedule or attachment thereto.

bbbbb. “Title Defect” means any lien, encumbrance or encroachment on, irregularity or defect in or objection to title to an asset, other than a Permitted Encumbrance, that alone or in combination with other Title Defects causes title to such asset to be less than Defensible Title.

ccccc. “Title Defect Threshold” is defined in Section 3(a).

ddddd. “Title Representations” means the representations and warranties with respect to potential Title Defects set forth in (i) the first sentence of Sections 5(v) and 6(u) and (ii) the second sentence of Sections 5(y), and 6(x).

eeeee. “Welfare Plan(s)” means any employee welfare benefit plan” as such term is defined in Section 3(1) of ERISA (whether or not covered by Section 3(1) of ERISA).

fffff. “Wells” all wells for the purpose of discovering or producing Hydrocarbons or disposing of fluids produced in connection with the production of Hydrocarbons.

ggggg. “Working Capital” is defined in Section 2(b).

hhhhh. “Working Interest” is set forth in Exhibit D.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the date first set forth above.

PURCHASER

Chaparral Energy, Inc.

By:	/s/ Mark A. Fischer
Name:	Mark A. Fischer
Title:	Chief Executive Officer and President

SELLERS

John Milton Graves Trust UTA 6/11/2004

By:	/s/ Paul Korte
Name:	Paul Korte, Co-Trustee

By:	/s/ E. Ann Graves
Name:	E. Ann Graves, Co-Trustee

J.M Graves, L.L.C.

By:	/s/ Michael L. Graves
Name:	Michael L. Graves
Title:	Managing Member

/s/ E. Ann Graves
E. Ann Graves

/s/ John Graves
John Graves

/s/ Michael L. Graves
Michael L. Graves

ENTITIES

CALUMET OIL COMPANY

By:	/s/ Michael L. Graves
Michael L. Graves, President

J.M. GRAVES L.L.C.

By:	/s/ Michael L. Graves
Michael L. Graves, Managing Member

JMG OIL & GAS, LP

By:	J.M. Graves L.L.C., its general partner

By:	/s/ Michael L. Graves
Michael L. Graves, Managing Member